Exhibit 2.1

Execution Version

SEPARATION AND DISTRIBUTION AGREEMENT

by and between

LA QUINTA HOLDINGS INC.

and

COREPOINT LODGING INC.

Dated as of January 17, 2018

i

List of Schedules

Schedule 1.1(16)	Continuing Arrangements
Schedule 1.1(59)(viii)	Certain LQ Parent Registered Intellectual Property
Schedule 1.1(60)	LQ Parent Retained Business
Schedule 1.1(62)(viii)	Sold, Transferred or Discontinued LQ Parent Operations
Schedule 1.1(62)(ix)	LQ Parent Retained Litigation and Disputes
Schedule 1.1(82)(iii)	Separated Real Estate Entities
Schedule 1.1(82)(iv)	Separated Real Estate Owned Real Property
Schedule 1.1(82)(v)	Separated Real Estate Leased Property
Schedule 1.1(82)(viii)	Certain Separated Real Estate Registered Intellectual Property
Schedule 1.1(82)(xiii)	Specified Separated Real Estate Business Assets
Schedule 1.1(83)	Separated Real Estate Hotel Properties
Schedule 1.1(84)(iii)	Separated Real Estate Business Contracts
Schedule 1.1(86)(iv)	Specified Separated Real Estate Liabilities
Schedule 1.1(86)(viii)	Separated Real Estate Business Discontinued Operations
Schedule 2.5	Transfers Not Effected at or Prior to the Effective Time
Schedule 2.8(a)(i)	Certain LQ Parent Guarantees
Schedule 2.8(a)(ii)	Certain Separated Real Estate Guarantees
Schedule 9.6	Insurance Policies

List of Annexes

Annex I	Plan of Reorganization

List of Exhibits

Exhibit A	Employee Matters Agreement
Exhibit B	Management Agreements
Exhibit C	Franchise Agreements
Exhibit D	Tax Matters Agreement
Exhibit E	Transition Services Agreement
Exhibit F	CPLG Balance Sheet
Exhibit G	LQ Parent Balance Sheet
Exhibit H Exhibit I	Tax Opinion Pooling Agreement

Index of Other Defined Terms

Defined Term	Section
Accountant	Section 3.7(b)
Allocation	Section 2.11
Agreement	Preamble
Agreement Disputes	Section 8.1
Audited Party	Section 7.2(b)
Board	Recitals
Buyer	Recitals
Competitive Business	Section 10.24
CPLG	Preamble
CPLG Owned Real Property	Section 1.1(82)(iv)
CPR	Section 8.2
Escrow Account	Section 6.8(c)
Existing Guarantor	Section 2.8(a)
Expense Amount	Section 6.8(c)
Expense Amount Accountant’s Letter	Section 6.8(c)
Expense Amount Tax Opinion	Section 6.8(c)
Guaranteed Party	Section 2.8(a)
Guaranty Release	Section 2.8(b)
Indemnifying Party	Section 6.4(a)
Indemnitee	Section 6.4(a)
Indemnity Payment	Section 6.7(a)
Inseparable Insured Claim	Section 9.4
Internal Control Audit and Management Assessments	Section 7.2(a)
IRS	Section 6.8(c)
LQ Parent	Preamble
LQ Parent Discontinued Operation	Section 1.1(62)(viii)
LQ Parent Owned Real Property	Section 1.1(59)(iv)
LQ Parent Retained Entities	Section 1.1(59)(iii)
LQ Parent Retained Leases	Section 1.1(59)(v)
LQ Parent Share Cancellation	Section 3.8
Merger	Recitals
Merger Agreement	Recitals
Negotiation Period	Section 8.1
NewCo	Section 10.24
Notice of Disagreement	Section 3.7(b)
Other Party’s Auditors	Section 7.2(b)
Party	Preamble
Privilege	Section 7.7(a)
Privileged Information	Section 7.7(a)
Recipients	Section 7.6(a)
REIT Qualification Ruling	Section 6.8(c)
Release Document	Section 6.8(c)
Separated Real Estate Entities	Section 1.1(82)(iii)
Separated Real Estate Leases	Section 1.1(82)(v)
Separation Expenses	Section 10.5
Specified Ancillary Agreements	Section 1.1(3)
Specified Separated Real Estate Liabilities	Section 1.1(86)(iv)

v

Defined Term	Section
Statement	Section 3.7(a)
Third Party Claim	Section 6.4(b)
Third Party Proceeds	Section 6.7(a)
Trademarks	Section 1.1(52)

SEPARATION AND DISTRIBUTION AGREEMENT

SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”), dated as of January 17, 2018 by and between La Quinta Holdings Inc., a Delaware corporation (“LQ Parent”), and CorePoint Lodging Inc., a Maryland corporation (“CPLG”). Each of LQ Parent and CPLG is sometimes referred to herein as a “Party” and, collectively, as the “Parties”. Capitalized terms shall have the meaning set forth in Section 1.1.

W I T N E S S E T H:

WHEREAS, LQ Parent, acting through its direct and indirect Subsidiaries, currently conducts a number of businesses, including (i) the LQ Parent Retained Business and (ii) the Separated Real Estate Business;

WHEREAS, the Board of Directors of LQ Parent (the “Board”) has determined that it is advisable and in the best interests of LQ Parent and its stockholders to separate LQ Parent into two separate companies, one for each of (i) the LQ Parent Retained Business, which shall be owned and conducted, directly or indirectly, by LQ Parent and (ii) the Separated Real Estate Business, which shall be owned and conducted, directly or indirectly, by CPLG (which will elect to be a REIT);

WHEREAS, LQ Parent, Wyndham Worldwide Corporation, a Delaware corporation (“Buyer”), and WHG BB Sub, Inc., a Delaware corporation (“Merger Sub”), have entered into that certain Agreement and Plan of Merger, dated as of January 17, 2018 (as it may be amended from time to time, the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into LQ Parent (the “Merger”) with LQ Parent being the surviving corporation in the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, prior to the consummation of the Merger, LQ Parent shall, on the terms and subject to the conditions set forth in this Agreement, (i) enter into a series of transactions after giving effect to which (A) LQ Parent and/or one or more of its Subsidiaries will, collectively, own all of the LQ Parent Retained Assets and assume (or retain) all of the LQ Parent Retained Liabilities (as defined herein), and (B) CPLG and/or one or more of its Subsidiaries will, collectively, own all of the Separated Real Estate Assets and assume (or retain) all of the Separated Real Estate Liabilities (the transactions referred to in this clause (i) and further set forth in Annex I hereto, as they may be amended or modified from time to time, collectively, the “Plan of Reorganization”), (ii) effect the Reverse Stock Split (as defined herein) and the change to par value associated therewith immediately prior to the Distribution (as defined herein), and (iii) immediately prior to the effective time of the Merger, distribute to the holders of the LQ Parent Common Stock (as defined herein), on a pro rata basis and in consideration for the LQ Parent Share Cancellation (as defined herein), all of the outstanding shares of common stock, par value $0.01 per share, of CPLG (the “CPLG Common Stock”);

WHEREAS, it is intended that the Distribution will be treated as a taxable distribution by LQ Parent for U.S. federal income tax purposes and as a partial redemption of the holders of record of shares of LQ Parent in consideration for the LQ Parent Share Cancellation in connection with the Merger in a transaction that is subject to Section 302(b) of the Code (as defined herein);

WHEREAS, in connection with the Merger and the agreements contemplated thereby, CPLG, for the benefit of LQ Parent, has entered into the CPLG Financing Commitment (as defined below) in order to, among other things, make the Cash Payment (as defined below);

WHEREAS, each of LQ Parent and CPLG has determined that it is necessary and desirable to set forth the principal corporate transactions required to effect the Plan of Reorganization and the Distribution and to set forth other agreements that will govern certain other matters following the Effective Time.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1. General. As used in this Agreement, the following terms shall have the following meanings:

(1) “Action” shall mean any demand, action, claim, suit, countersuit, arbitration, inquiry, subpoena, case, litigation, proceeding or investigation (whether civil, criminal, administrative or investigative) by or before any court or grand jury, any Governmental Entity or any arbitration or mediation tribunal.

(2) “Affiliate” shall mean, when used with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person. For the purposes of this definition, “control”, when used with respect to any Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. It is expressly agreed that from and after the Effective Time no Party or member of any Party’s Group shall be deemed to be an Affiliate of the other Party or member of such other Party’s Group.

(3) “Ancillary Agreements” shall mean all of the written Contracts, instruments, assignments, licenses, guarantees, indemnities or other arrangements (other than this Agreement) entered into in connection with the transactions contemplated hereby, including the Conveyancing and Assumption Instruments, the Transition Services Agreement, the Employee Matters Agreement, the Tax Matters Agreement, the Management and Franchise Agreements and the Pooling Agreement by and between La Quinta Franchising LLC and the Franchisee thereunder, in the form attached hereto as Exhibit I (the “Pooling Agreement”) (the Transition Services Agreement, the Employee Matters Agreement, the Tax Matters Agreement, the Management and Franchise Agreements and the Pooling Agreement, collectively, the “Specified Ancillary Agreements”).

(4) “Asset Transferors” shall mean the entities transferring Assets to a Management and Franchise Asset Transferee or a Separated Real Estate Asset Transferee in order to consummate the transactions contemplated hereby or by the Plan of Reorganization.

(5) “Assets” shall mean assets, properties, claims, Intellectual Property and other rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent. Except as otherwise expressly provided for in the Employee Matters Agreement, the rights and obligations of the Parties with respect to Taxes shall be governed by the Tax Matters Agreement and, therefore, Taxes shall not be treated as Assets.

(6) “Assume” shall have the meaning set forth in Section 2.2(b); and the terms “Assumed” and “Assumption” shall have their correlative meanings.

(7) “Business” shall mean the LQ Parent Retained Business or the Separated Real Estate Business, as applicable.

(8) “Business Day” means any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by Law to be closed in New York City.

(9) “Business Entity” shall mean any corporation, partnership, limited liability company, joint venture or other entity which may legally hold title to Assets.

(10) “Cash Payment” shall mean the payment described in Section 3.6.

(11) “Claims Administration” shall mean the processing and administration of claims made under the Policies, including the reporting of losses or claims to insurance carriers, management and defense of claims, the settlement of claims and providing for appropriate releases upon settlement of claims.

(12) “Closing Existing Net Indebtedness” means the amount of Existing Net Indebtedness as of immediately prior to the Effective Time.

(13) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(14) “Confidential Information” shall mean all non-public, confidential or proprietary Information of or concerning (a) a Party, its Group and/or its Subsidiaries or their past, current or future activities, businesses, finances, assets, liabilities or operations or (b) any third party who has provided Information to a Party, its Group and/or its Subsidiaries in confidence, including any such Information provided pursuant to any provision of this Agreement, the Merger Agreement or any Ancillary Agreement, subject to the exceptions in Section 7.6(a)(A)-(G).

(15) “Consents” shall mean any consents, waivers or approvals from, or notification requirements to, any Person other than a Governmental Entity.

(16) “Continuing Arrangements” shall mean those arrangements set forth on Schedule 1.1(16) and such other commercial arrangements among the Parties (or their respective Groups) that are intended to survive and continue following the Effective Time as expressly set forth in the Transition Services Agreement; provided, however, that for the avoidance of doubt, Continuing Arrangements shall not apply to Third Party Agreements.

(17) “Contract” shall mean any agreement, contract, subcontract, obligation, binding understanding, note, indenture, guarantee, instrument, option, lease, promise, arrangement, release, warranty, license, sublicense, insurance policy, benefit plan, purchase order or legally binding commitment or undertaking of any nature (whether written or oral and whether express or implied).

(18) “Contribution Transaction” shall mean the contribution of assets by LQ Parent to CPLG in exchange for stock of CPLG occurring before the Distribution.

(19) “Conveyancing and Assumption Instruments” shall mean, collectively, the various Contracts, resolutions and other documents heretofore entered into and to be entered into to effect the Transfer of Assets and the Assumption of Liabilities in the manner contemplated by this Agreement and the Plan of Reorganization, or otherwise relating to, arising out of or resulting from the transactions contemplated by this Agreement, in such form or forms as the Parties and Buyer agree (provided, that Buyer’s consent may not be unreasonably withheld, conditioned or delayed).

(20) “CPLG Balance Sheet” shall mean the balance sheet of the CPLG Group, including the notes thereto, as of September 30, 2017, attached hereto as Exhibit F.

(21) “CPLG Common Stock” shall have the meaning set forth in the recitals hereto.

(22) “CPLG Financing Commitment” has the meaning set forth in the Merger Agreement.

(23) “CPLG Form 10” shall mean the registration statement on Form 10 (Registration No. 001-38168) filed by CPLG with the SEC under the Securities Exchange Act of 1934, as amended, in connection with the Distribution, including any amendment or supplement thereto.

(24) “CPLG Group” shall mean CPLG and each Person that is a direct or indirect Subsidiary of CPLG immediately after the Effective Time, and each Person that becomes a Subsidiary of CPLG after the Effective Time, and shall include the Separated Real Estate Entities.

(25) “CPLG Information Statement” shall mean the Information Statement attached as an exhibit to the CPLG Form 10 to be sent to the holders of shares of LQ Parent Common Stock in connection with the Distribution, including any amendment or supplement thereto.

(26) “CPLG Offering Memorandum” shall mean any offering memorandum or offering circular distributed to potential investors in connection with any private offering of debt securities by CPLG, or its Subsidiaries, as the case may be, in connection with the Financing Transactions.

(27) “CPLG Preferred Stock” has the meaning set forth in the Tax Matters Agreement.

(28) “Customer Information” shall mean all information and data in recorded form, whether written, electronic, computerized or digital or stored in any other media, relating to past, current or prospective customers or clients or their activities, experiences or transactions.

(29) “Disclosure Documents” shall mean any registration statement (including any registration statement on Form 10) or other document filed with the SEC by or on behalf of any Party or any of its controlled Affiliates, and also includes any information statement, prospectus, offering memorandum, offering circular or similar disclosure document, whether or not filed with the SEC or any other Governmental Entity, which offers for sale or registers the Transfer or distribution of any security of such Party or any of its controlled Affiliates.

(30) “Distribution” shall mean the distribution on the Distribution Date of all of the issued and outstanding shares of CPLG Common Stock, on a pro rata basis, to the holders of record of shares of LQ Parent Common Stock as of the Distribution Record Date of the CPLG Common Stock owned by LQ Parent, such distribution to be on the basis of such number of shares of CPLG Common Stock for every one (1) outstanding share of LQ Parent Common Stock as shall have been determined by the Board and set forth in the CPLG Information Statement.

(31) “Distribution Agent” shall mean Computershare Trust Company, N.A.

(32) “Distribution Date” shall mean the date on which LQ Parent distributes all of the issued and outstanding shares of CPLG Common Stock, on a pro rata basis, to the holders of LQ Parent Common Stock, which shall be on the Closing Date (as defined in the Merger Agreement), or on such other date that is mutually agreed between LQ Parent and Buyer in writing.

(33) “Distribution Record Date” shall mean such date as may be determined by LQ Parent’s Board as the record date for the Distribution.

(34) “Effective Time” shall mean the time at which the Distribution occurs on the Distribution Date (or such other time as may be agreed to in writing by the Parties and Buyer).

(35) “Employee Matters Agreement” shall mean the Employee Matters Agreement by and between LQ Parent and CPLG, executed as of the date hereof in the form attached hereto as Exhibit A.

(36) “Environmental Laws” shall mean all Laws relating to pollution, protection of the environment or natural resources, or protection against harmful or deleterious substances.

(37) “Estimated Existing Net Indebtedness” means $1,665,000,000.

(38) “Estimated Transaction Expenses” means $35,000,000.

(39) “Existing Debt Agreements” means the Credit Agreement, dated April 14, 2014, among La Quinta Holdings Inc., La Quinta Intermediate Holdings L.L.C., as borrower, the other guarantors party thereto from time to time, JPMorgan Chase Bank, N.A., as administrative agent, collateral agent, swing line lender and L/C lender, and the other lenders party thereto from time to time and as amended from time to time.

(40) “Existing Net Indebtedness” means, as of the date of determination, (a) the sum of (i) the amount of indebtedness (A) for borrowed money (including accrued interest related thereto and any breakage costs or premiums, consent fees, make-whole payments or similar amounts payable upon repayment of such obligations), including all amounts outstanding under the Existing Debt Agreements, (B) evidenced by notes, bonds, debentures, mortgages, letters of credit or similar instruments, but excluding letters of credit to the extent not drawn upon, (C) evidenced by hedging or swap arrangements (including all Liabilities relating to the termination of the term facility interest rate swap, dated April 14, 2014 (as amended) (the “Interest Rate Swap Termination Costs”)), calculated at the termination value thereof, and (D) with respect to the items referred to in clauses (A) through (C) of any other Person the payment of which LQ Parent or any of the Subsidiaries is responsible or liable for, directly or indirectly, as obligor, guarantor, surety or otherwise (provided, that “Existing Net Indebtedness” shall not include any such liabilities or obligations solely among LQ Parent and the LQ Parent Retained Entities and provided, further, that “Existing Net Indebtedness” shall exclude any indebtedness to the extent such indebtedness will be (and is, immediately after the Effective Time) Assumed in full by the CPLG Group in connection with the Distribution), plus (ii) all amounts payable pursuant to the La Quinta Holdings Inc. Retention Bonus Plan (effective January 17, 2017) to the extent not previously paid to the recipients thereof, plus (iii) all amounts paid or payable under any further retention bonus plan sponsored or maintained by LQ Parent or any of its Subsidiaries (other than the La Quinta Holdings Inc. Retention Bonus Plan (effective January 17, 2017)) in excess of $3,000,000 (in the aggregate), plus (iv) any accrued and unpaid amounts in respect of any LQ

Parent Group annual bonus or short-term cash incentive compensation opportunities in respect of 2017, plus (v) any unpaid amounts under the 2017 quality fee rebate payout, minus (b) the cash and cash equivalents included in the LQ Parent Retained Assets (prior to giving effect to the Financing Transactions and the Cash Payment). For the avoidance of doubt, cash equivalents shall not include the CPLG Preferred Stock.

(41) “Final Determination” shall have the meaning set forth in the Tax Matters Agreement.

(42) “Financing Transactions” shall mean the financing transactions pursuant to the CPLG Financing Commitment.

(43) “GAAP” shall mean United States generally accepted accounting principles as in effect on the date hereof, consistently applied in the same manner used in preparing the LQ Parent Balance Sheet.

(44) “Governmental Approvals” shall mean any notices or reports to be submitted to, or other registrations or filings to be made with, or any consents, approvals, licenses, permits or authorizations to be obtained from, any Governmental Entity.

(45) “Governmental Entity” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any executive official thereof.

(46) “Group” shall mean (i) with respect to LQ Parent, the LQ Parent Group, and (ii) with respect to CPLG, the CPLG Group.

(47) “Income Taxes” shall have the meaning set forth in the Tax Matters Agreement.

(48) “Indemnifiable Loss” and “Indemnifiable Losses” shall mean any and all Liabilities, deficiencies, damages, obligations, penalties, judgments, settlements, claims, payments, fines, administrative penalties, interest and Taxes (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), excluding special, consequential, reputational, indirect or punitive damages (other than special, consequential, indirect, reputational and/or punitive damages (i) awarded by a court of competent jurisdiction in connection with a Third Party Claim (and, in such a case, only to the extent awarded in such Third Party Claim), and/or (ii) that are, in the case of special, consequential or indirect damages, a reasonable foreseeable result of the relevant breach).

(49) “Information” shall mean information and data in recorded form, whether written, electronic, computerized or digital or stored in any other media, including (i) books and records, whether accounting, legal or otherwise, ledgers, studies, reports, surveys, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, marketing plans, communications, correspondence, materials, product literature, artwork, files, documents, policies, procedures and manuals, research and analyses of any nature, including operational, technical or legal, and (ii) financial and business information, including earnings reports and forecasts, macro-economic reports and forecasts, all cost information, sales and pricing data, business plans, market evaluations, surveys and credit-related information; provided, that, Information will not include Customer Information or Intellectual Property.

(50) “Insurance Proceeds” shall mean those monies (i) received by an insured from an insurance carrier or (ii) paid by an insurance carrier on behalf of an insured, in either case net of any applicable deductible or retention.

(51) “Insured Claims” shall mean those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Policies, whether or not subject to deductibles, co-insurance, uncollectability or retrospectively rated premium adjustments, but only to the extent that such Liabilities are within applicable Policy limits, including aggregates.

(52) “Intellectual Property” shall mean: (a) all worldwide intellectual property, proprietary and industrial property rights of any kind, including all (i) patents, patent applications, inventions and invention disclosures and utility models, (ii) trademarks, service marks, corporate names, trade names, domain names, social and mobile media identifiers, logos, slogans, designs, trade dress and other designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (iii) copyrights and copyrighted works, including software, code, compilations and documentation, website and mobile media content, photography, graphics and advertising materials, (iv) technology, trade secrets, know-how, processes, formulae, models, methodologies, discoveries, techniques, designs, specifications, drawings, and (v) all registrations, applications, continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, renewals, extensions and foreign counterparts thereof, (b) all other Intellectual Property (as defined in the Merger Agreement), and (c) all amounts due or payable regarding, and rights to sue and recover for current or past infringements, dilutions, or misappropriations of, any of the foregoing.

(53) “Law” shall mean any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, income tax treaty, order, requirement or rule of law (including common law) or other binding directives of any Governmental Entity.

(54) “Liabilities” shall mean any and all debts, guarantees, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, reserved or unreserved, or determined or determinable, including those arising under any Law, claim, demand, Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity and those arising under any Contract or any fines, damages or equitable relief which may be imposed and including all costs and expenses related thereto. Except as otherwise expressly provided for in the Employee Matters Agreement, the rights and obligations of the Parties with respect to Taxes shall be governed by the Tax Matters Agreement and, therefore, Taxes shall not be treated as Liabilities under this Agreement.

(55) “LIBOR” shall mean an interest rate per annum equal to the applicable three-month London Interbank Offer Rate for deposits in United States dollars published in The Wall Street Journal.

(56) “LQ Parent Balance Sheet” shall mean the audited balance sheet of the LQ Parent Group, including the notes thereto, as of September 30, 2017, attached hereto as Exhibit G.

(57) “LQ Parent Common Stock” shall mean the issued and outstanding shares of common stock of LQ Parent, par value $0.01 per share, and after the Reverse Stock Split, par value $0.02 per share.

(58) “LQ Parent Group” shall mean LQ Parent and each Person that is a direct or indirect Subsidiary or Affiliate of LQ Parent immediately after the Effective Time, and each Person that becomes a Subsidiary or Affiliate of LQ Parent after the Effective Time, and shall include the LQ Parent Retained Entities.

(59) “LQ Parent Retained Assets” shall mean any and all Assets that are owned, leased, licensed, used or held for use at or prior to the Effective Time, by LQ Parent and/or any of its Subsidiaries (or other Business Entities in which LQ Parent or any of its Subsidiaries has an ownership interest), but excluding Separated Real Estate Assets, and shall include:

(i) any and all Assets reflected on the LQ Parent Balance Sheet and any Assets acquired by or for LQ Parent or any member of the LQ Parent Group subsequent to the date of the LQ Parent Balance Sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on the LQ Parent Balance Sheet if prepared on a consistent basis, subject to any dispositions of any of such Assets subsequent to the date of the LQ Parent Balance Sheet (in each case ignoring the line item for “cash and cash equivalents” in the LQ Parent Balance Sheet);

(ii) any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets which have been or are to be Transferred to or are to remain with LQ Parent or any other member of the LQ Parent Group;

(iii) the ownership interests in all Business Entities and Subsidiaries of LQ Parent, other than those set forth on Schedule 1.1(82)(iii) (such entities, together with LQ Parent, the “LQ Parent Retained Entities”);

(iv) all rights, title and interest in and to all owned real property, other than the owned real property set forth on Schedule 1.1(82)(iv) (the “LQ Parent Owned Real Property”), including all land and land improvements, structures, buildings and building improvements, other improvements, fixtures and appurtenances located thereon;

(v) all right, title and interest in, to and under all leases or subleases of all real property, other than with respect to those leases or subleases set forth on Schedule 1.1(82)(v) (the “LQ Parent Retained Leases”), including, to the extent provided for in any LQ Parent Retained Lease, any land and land improvements, structures, buildings and building improvements, other improvements and appurtenances located thereon;

(vi) (A) all fixtures, machinery, equipment, apparatuses, computer hardware and other electronic data processing equipment, information technology and communications equipment, tools, instruments, furniture, automobiles, inventories, and other tangible personal property, in each case located at any of the LQ Parent Owned Real Property or the locations subject to the LQ Parent Retained Leases, (B) all Customer Information, and (C) all time clock machines at any CPLG Owned Real Property or the locations subject to the Separated Real Estate Leases (provided that, the time clock for any property shall revert to the ownership of CPLG if the Management Agreement for such property is terminated and personal private information can be removed from such time clock);

(vii) all LQ Parent Retained Contracts and any rights or claims arising thereunder;

(viii) all Intellectual Property, including the registrations and applications set forth on Schedule 1.1(59)(viii), except for Intellectual Property listed on Schedule 1.1(82)(viii);

(ix) all licenses, permits, approvals and authorizations which have been issued by any Governmental Entity, except for such licenses, permits, approvals and authorizations that relate exclusively to, are used exclusively in, or arise exclusively from or are otherwise necessary to operate the Separated Real Estate Business;

(x) all Information (including Confidential Information), subject to any express exceptions in Article VII;

(xi) all deposits, prepaid expenses, letters of credit and performance and surety bonds, except for such deposits, prepaid expenses, letters of credit and performance and surety bonds relating exclusively to, used exclusively in or arising exclusively from, the Separated Real Estate Business;

(xii) subject to Article IX, any rights of any member of the LQ Parent Group under any Policies, including any rights thereunder arising after the Effective Time in respect of any Policies that are occurrence policies and all rights in the nature of insurance, indemnification or contribution; and

(xiii) any claims, counterclaims, setoffs, rights of recoupment, equity rights or defenses, whether known or unknown, that LQ Parent and/or any of its Subsidiaries may have with respect to any LQ Parent Retained Assets or LQ Parent Retained Liabilities.

Notwithstanding the foregoing, the LQ Parent Retained Assets shall not include any Assets that are expressly contemplated by this Agreement or by any Specified Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by or Transferred to any member of the CPLG Group, including any Assets specified in clauses (i) through (xiv) of the definition of Separated Real Estate Assets.

(60) “LQ Parent Retained Business” shall mean all businesses conducted by LQ Parent and any of its Subsidiaries as of immediately prior to the Effective Time, other than the Separated Real Estate Business, including the businesses conducted through the management of the day-to-day operations of La Quinta-branded hotels, the ownership, development, franchising and promotion of the La Quinta brands (or other Business Entities in which LQ Parent or any of its Subsidiaries has an ownership interest) prior to the Effective Time, including, for the avoidance of doubt, the businesses of (i) the management and franchise of the hotel properties set forth on Schedule 1.1(60), (ii) any other division, Subsidiary, line of business or investment managed or operated by LQ Parent or any of its Subsidiaries (or other Business Entities in which LQ Parent or any of its Subsidiaries has an ownership interest) prior to the Effective Time, including the businesses conducted through the ownership and operation of the hotel management and franchise business of LQ Parent prior to the Effective Time, unless such other division, Subsidiary, line of business or investment is expressly included in the definition of Separated Real Estate Business and (iii) those business entities acquired or established by or for LQ Parent or any other member of the LQ Parent Group after the Effective Time. For the avoidance of doubt, the “LQ Parent Retained Business” with respect to any of the properties set forth on

Schedule 1.1(83) shall be deemed to be limited to the business activities performed by the applicable member of the LQ Parent Group engaged as the manager or franchisor with respect to such property pursuant to the applicable Management and Franchise Agreements entered into in connection with the transactions contemplated by this Agreement.

(61) “LQ Parent Retained Contracts” shall mean any Contracts to which LQ Parent or any of its Subsidiaries (or other Business Entities in which LQ Parent or any of its Subsidiaries has an ownership interest) is a party as of the date hereof, becomes a party prior to the Effective Time or by which it or any of its Subsidiaries (or such other Business Entities) or any of their respective Assets is bound as of the date hereof or becomes bound prior to the Effective Time, whether or not in writing, except for any such Contract that is a Separated Real Estate Contract, including:

(i) any Contract that relates to any LQ Parent Retained Assets or LQ Parent Retained Liabilities; and

(ii) any Contract or part thereof that is otherwise expressly contemplated pursuant to this Agreement (including pursuant to Section 2.2(b)) or any of the Ancillary Agreements to be assigned to or retained by any member of the LQ Parent Group.

(62) “LQ Parent Retained Liabilities” shall mean any and all Liabilities of LQ Parent and/or any of its Subsidiaries (or other Business Entities in which LQ Parent or any of its Subsidiaries has an ownership interest) that are not Separated Real Estate Liabilities, including:

(i) any and all Liabilities relating primarily to, arising primarily out of or resulting primarily from: (a) the operation or conduct of the LQ Parent Retained Business, as conducted at any time prior to, at or after (except as otherwise provided in Management and Franchise Agreements) the Effective Time; (b) the operation or conduct of any business conducted by any member of the LQ Parent Group at any time prior to, on or after the Effective Time; or (c) any LQ Parent Retained Assets, whether arising prior to, on or after the Effective Time;

(ii) any and all Liabilities reflected on the LQ Parent Balance Sheet and any Liabilities incurred by or for LQ Parent or any member of the LQ Parent Group subsequent to the date of the LQ Parent Balance Sheet which, had they been so incurred on or before such date, would have been reflected on the LQ Parent Balance Sheet if prepared on a consistent basis, subject to any discharge of any of such Liabilities subsequent to the date of the LQ Parent Balance Sheet;

(iii) subject to Section 3.6 and Section 3.7, all Liabilities (including, for the avoidance of doubt, principal, interest, breakage fees or other fees, costs or expenses) pursuant to the Existing Debt Agreements or otherwise included as a Liability in the calculation (pursuant to Section 3.6 and Section 3.7) of Closing Existing Net Indebtedness;

(iv) any Liabilities to the extent relating to, arising out of or resulting from, the LQ Parent Retained Contracts;

(v) any Liabilities assumed or retained by the LQ Parent Group pursuant to this Agreement or the Ancillary Agreements;

(vi) any Liabilities arising prior to, at or after the Effective Time resulting from any claim or allegation by a third party that the LQ Parent or any of its Subsidiaries infringes its Intellectual Property or breaches any LQ Parent Retained Contract with such third party;

(vii) all Liabilities arising prior to, at or after the Effective Time to the extent resulting from any (A) violation prior to the Effective Time of any Environmental Laws by the LQ Parent Group, any LQ Parent Discontinued Operation or the conduct of the LQ Parent Retained Business, (B) use, treatment, or disposal prior to the Effective Time of Materials of Environmental Concern by or on behalf of the LQ Parent Group, any LQ Parent Discontinued Operation or in the conduct of the LQ Parent Retained Business or (C) presence of Materials of Environmental Concern at, or release of Materials of Environmental Concern from, any LQ Parent Retained Assets or any LQ Parent Discontinued Operation; provided that Liabilities of the type described in this subsection (vii) relating to real estate that is a Separated Real Estate Asset pursuant to this Agreement, shall not be LQ Parent Retained Liabilities but shall instead be Separated Real Estate Liabilities;

(viii) any Liabilities relating to, arising out of or resulting from, any division, Subsidiary, line of business or investment of LQ Parent or any of its Subsidiaries managed or operated at any time prior to the Effective Time by the LQ Parent Retained Entities and sold, transferred or otherwise discontinued prior to the Effective Time, including the divisions, Subsidiaries, lines of business or investments set forth on Schedule 1.1(62)(viii) (each such division, Subsidiary, line of business or investment, an “LQ Parent Discontinued Operation”);

(ix) any Liabilities relating to, arising out of or resulting from the claims, proceedings, litigation and disputes listed on Schedule 1.1(62)(ix); and

(x) (A) all Liabilities of the LQ Parent Group relating to the Merger Agreement or the transactions contemplated thereby between the execution of the Merger Agreement and the effective time of the Merger, (B) all claims or actions arising under director and officer indemnification obligations with LQ Parent under Section 5.6 of the Merger Agreement and (C) all Transaction Expenses incurred prior to the Effective Time (except as provided (x) in this Agreement, (y) in any Specified Ancillary Agreement or (z) in the Merger Agreement).

Notwithstanding the foregoing, the LQ Parent Retained Liabilities shall not include any Liabilities that are (A) expressly contemplated by this Agreement or by any Specified Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be Assumed by any member of the CPLG Group, including any Liabilities specified in the definition of Separated Real Estate Liabilities, including clauses (i) through (xii) thereof, or (B) expressly discharged pursuant to Section 2.4 of this Agreement.

For the avoidance of doubt, no Liability shall be an LQ Parent Retained Liability solely as a result of (x) LQ Parent being named as party to or in any Action relating to any Separated Real Estate Liability due to LQ Parent’s status as the remaining and legacy Business Entity or (y) LQ Parent’s status as the former direct or indirect stockholder or equityholder of any member of the CPLG Group.

(63) “Management and Franchise Agreements” shall mean the Management Agreements, in the form attached hereto as Exhibit B, and Franchise Agreements, in the form attached hereto as Exhibit C, each by and among CPLG or certain of its Subsidiaries, on the one hand, and LQ Parent or certain of its Subsidiaries, on the other hand.

(64) “Management and Franchise Asset Transferee” shall mean the LQ Parent Retained Entities to which LQ Parent Retained Assets shall be or have been Transferred by an Asset Transferor in order to consummate the transactions contemplated hereby or by the Plan of Reorganization.

(65) “Management and Franchise Indemnitees” shall mean each member of the LQ Parent Group and each of their respective Affiliates from and after the Effective Time and each member of the LQ Parent Group’s and such Affiliates’ respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing.

(66) “Materials of Environmental Concern” shall mean any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, molds, and radioactivity; any substance classified or regulated as hazardous or toxic (or words of similar meaning); and any other substances regulated pursuant to or that could give rise to liability under any applicable Environmental Law.

(67) “Nonqualifying Income” shall mean any amount that is treated as gross income for purposes of Section 856 of the Code and which is not Qualifying Income.

(68) “NYSE” shall mean the New York Stock Exchange.

(69) “Person” shall mean any natural person, firm, individual, corporation, business trust, joint venture, association, company, limited liability company, partnership or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity.

(70) “Plan of Reorganization” shall have the meaning set forth in the recitals hereto.

(71) “Policies” shall mean all insurance policies and insurance contracts of any kind including bonds (other than policies or contracts related to employee benefit plans), current or past (to the extent any such past policy or contract still provides for benefits), which are or at any time were maintained by or on behalf of or for the benefit or protection of LQ Parent, its Subsidiaries or any of their predecessors which relate to the LQ Parent Retained Business or the Separated Real Estate Business, or current or past directors, officers, employees or agents of any of the foregoing Businesses, including those insurance policies and insurance contracts set forth on Schedule 9.6.

(72) “Protected REIT” shall mean any entity that (i) has elected to be taxed as a REIT and (ii) either (A) is an Indemnitee or (B) owns a direct or indirect equity interest in any Indemnitee and is treated for purposes of Section 856 of the Code as owning all or a portion of the assets of such Indemnitee or as receiving all or a portion of the Indemnitee’s income.

(73) “Qualifying Income” shall mean gross income that is described in Section 856(c)(3) of the Code.

(74) “Records” shall mean any Contracts, documents, books, records or files.

(75) “REIT” shall mean a real estate investment trust, as defined under the Code.

(76) “REIT Requirements” shall mean the requirements imposed on REITs pursuant to Sections 856 through and including 860 of the Code.

(77) “Reverse Stock Split” shall mean the reclassification and combination of the shares of LQ Parent Common Stock to be effected by LQ Parent immediately prior to the Effective Time, such that the total number of shares of LQ Parent Common Stock immediately after such reclassification and combination is equal to (x) the Reverse Stock Split Ratio multiplied by (y) the total number of shares of LQ Parent Common Stock immediately prior to such combination.

(78) “Reverse Stock Split Ratio” shall mean the quotient of (x) one (1) divided by (y) two (2).

(79) “SEC” means the United States Securities and Exchange Commission.

(80) “Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-entry, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever, excluding restrictions on transfer under securities Laws.

(81) “Separated Real Estate Asset Transferees” shall mean the Separated Real Estate Entities to which Separated Real Estate Assets shall be or have been Transferred by an Asset Transferor in order to consummate the transactions contemplated hereby or by the Plan of Reorganization.

(82) “Separated Real Estate Assets” shall mean only the following Assets:

(i) any and all Assets that are owned, leased or licensed, used or held for use at or prior to the Effective Time, by LQ Parent and/or any of its Subsidiaries (or other Business Entities in which LQ Parent or any of its Subsidiaries has an ownership interest), relating exclusively to, used exclusively in, or arising exclusively from, the Separated Real Estate Business, and shall include any and all Assets reflected on the CPLG Balance Sheet and any Assets acquired by or for CPLG or any member of the CPLG Group subsequent to the date of the CPLG Balance Sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on the CPLG Balance Sheet if prepared on a consistent basis, subject to any dispositions of any of such Assets subsequent to the date of the CPLG Balance Sheet (in each case ignoring the line item for “cash and cash equivalents” in the CPLG Balance Sheet);

(ii) any and all Assets that are expressly contemplated by this Agreement or any Specified Ancillary Agreement as Assets which have been or are to be Transferred to or are to remain with CPLG or any other member of the CPLG Group;

(iii) the ownership interests in those Business Entities set forth on Schedule 1.1(82)(iii) (such entities, together with CPLG, the “Separated Real Estate Entities”);

(iv) all rights, title and interest in and to the owned real property set forth on Schedule 1.1(82)(iv) (the “CPLG Owned Real Property”), including all land and land improvements, structures, buildings and building improvements, other improvements, fixtures and appurtenances located thereon;

(v) all right, title and interest in, to and under the leases or subleases of the real property set forth on Schedule 1.1(82)(v) (the “Separated Real Estate Leases”), including, to the extent provided for in any Separated Real Estate Lease, any land and land improvements, structures, buildings and building improvements, other improvements and appurtenances located thereon;

(vi) all fixtures, machinery, equipment, apparatuses, computer hardware and other electronic data processing equipment, information technology and communications equipment, tools, instruments, furniture, automobiles, inventories and other tangible personal property, in each case located at any of the CPLG Owned Real Property or the locations subject to the Separated Real Estate Leases;

(vii) all Separated Real Estate Contracts and any rights or claims arising thereunder;

(viii) all Intellectual Property set forth on Schedule 1.1(82)(viii), subject, as applicable, to the Management and Franchise Agreements;

(ix) all licenses, permits, approvals and authorizations which have been issued by any Governmental Entity and which relate exclusively to, are used exclusively in or arise exclusively from, or are otherwise necessary to operate, the Separated Real Estate Business, including all licenses and permits required for the sale and service of alcoholic beverages at any property of the Separated Real Estate Business;

(x)

(a) all Information (including Confidential Information), that exists as at the Effective Time, used exclusively in the Separated Real Estate Business (provided that counsel for LQ Parent may retain a copy of any of same to the extent (A) it is already in possession of LQ Parent and (B) such retention is required by applicable Law or required for the operation of the LQ Parent Retained Business) and all architectural plans, drawings, designs and specifications used in any of the properties of the Separated Real Estate Business; and

(b) a copy of all Information (including all Information in hard copy format stored at Iron Mountain), that exists as at the Effective Time, to the extent used in the Separated Real Estate Business; provided that such copies of such Information shall remain subject to all applicable Laws, privacy policies and other agreements with third parties regarding such Information and CPLG shall only use such Information in the conduct of the Separated Real Estate Business and may not sell, gift or otherwise Transfer, or disclose or license, such information to a third party; and provided, further that nothing in this subclause (b) shall constitute any grant of any right or license with respect to any Intellectual Property and, except as expressly agreed pursuant to the Management and Franchise Agreement, neither CPLG nor any member of the CPLG Group shall have any right to use any Intellectual Property owned by any member of the LQ Parent Group (whether or not embodied or contained in such Information).

(xi) all deposits, prepaid expenses, letters of credit and performance and surety bonds relating exclusively to, used exclusively in, or arising exclusively from, the Separated Real Estate Business;

(xii) subject to Article IX, any rights of any member of the CPLG Group under any Policies, including any rights thereunder arising after the Effective Time in respect of any Policies that are occurrence policies and, to the extent granted pursuant to Article IX (A) all rights in the nature of insurance, indemnification or contribution, and, (B) without limiting the foregoing, the proceeds of any business interruption claims under any property insurance Policies;

(xiii) the Assets set forth on Schedule 1.1(82)(xiii);

(xiv) all cash and cash equivalents held by CPLG Group at the Effective Time which are not included in the calculation of Closing Existing Net Indebtedness; and

(xv) any claims, counterclaims, setoffs, rights of recoupment, equity rights or defenses, whether known or unknown, that LQ Parent and/or any of its Subsidiaries may have that relate exclusively to any Separated Real Estate Assets or Separated Real Estate Liabilities.

Notwithstanding the foregoing, the Separated Real Estate Assets shall not include any Assets that are expressly contemplated by this Agreement or by any Specified Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by or Transferred to any member of the LQ Parent Group, including any Assets specified in clauses (i) through (xiii) of the definition of LQ Parent Retained Assets.

(83) “Separated Real Estate Business” shall mean the businesses conducted through the ownership, asset management (as opposed to hotel management or franchise business), acquisition, development, refurbishment, redevelopment and sale of, and the provision of other services (other than hotel management or franchise services) relating to hotel properties, restaurants and land parcels owned or leased by LQ Parent or any of its Subsidiaries (or other Business Entities in which LQ Parent or any of its Subsidiaries has an ownership interest) prior to the Effective Time, including, for the avoidance of doubt, the businesses (excluding, in each case, any hotel management or franchise business) of (i) the acquisition, development, refurbishment, redevelopment and sale of, and the provision of other services relating to the hotel properties, restaurants and land parcels set forth on Schedule 1.1(83), and (ii) those business entities acquired or established by or for CPLG or any other member of the CPLG Group after the Effective Time.

(84) “Separated Real Estate Contracts” shall mean the following Contracts to which LQ Parent or any of its Subsidiaries is a party as of the date hereof or becomes a party prior to the Effective Time, whether or not in writing, except for any such Contract or part thereof (a) that is expressly contemplated not to be Transferred by any member of the LQ Parent Group to the CPLG Group or (b) that is expressly contemplated to be Transferred to (or remain with) any member of the LQ Parent Group, in each case, pursuant to any provision of this Agreement or any Specified Ancillary Agreement:

(i) any Contract that exclusively relates to any Separated Real Estate Assets or Separated Real Estate Liabilities;

(ii) any Contract or part thereof that is otherwise expressly provided pursuant to this Agreement (including pursuant to Section 2.2(b)) or any of the Specified Ancillary Agreements to be assigned to or retained by any member of the CPLG Group; and

(iii) the Contracts set forth on Schedule 1.1(84)(iii).

(85) “Separated Real Estate Indemnitees” shall mean each member of the CPLG Group and each of their respective Affiliates from and after the Effective Time and each member of the CPLG Group’s and such respective Affiliates’ respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing.

(86) “Separated Real Estate Liabilities” shall mean only the following Liabilities (in each case, regardless of when or where such Liabilities arose or arise or the legal entity that incurred or holds such Liabilities, or whether the facts on which such Liabilities are based occurred prior to, at or subsequent to the Effective Time):

(i) any and all Liabilities reflected on the CPLG Balance Sheet and any Liabilities incurred by or for CPLG or any member of the CPLG Group subsequent to the date of the CPLG Balance Sheet which, had they been so incurred on or before such date, would have been reflected on the CPLG Balance Sheet if prepared on a consistent basis, subject to any discharge of any of such Liabilities subsequent to the date of the CPLG Balance Sheet (in each case ignoring the line items for “long-term debt,” “current portion of long-term debt” and “other long-term liabilities” in the CPLG Balance Sheet to the extent included in the calculation of Closing Existing Net Indebtedness);

(ii) any Liabilities to the extent relating to, arising out of or resulting from, the Separated Real Estate Contracts;

(iii) all Liabilities (including, for the avoidance of doubt, any principal, interest or fees, costs or expenses) pursuant, and/or relating, to the CPLG Financing Commitment and the Financing Transactions;

(iv) the Liabilities set forth on Schedule 1.1(86)(iv) (the “Specified Separated Real Estate Liabilities”);

(v) any Liabilities assumed or retained by the CPLG Group pursuant to this Agreement or the Ancillary Agreements;

(vi) any Liabilities arising prior to, at or after the Effective Time resulting from any claim or allegation by a third party that CPLG or any of its Subsidiaries breaches any Separated Real Estate Contract with such third party;

(vii) all Liabilities arising prior to, at or after the Effective Time to the extent resulting from any (A) violation prior to the Effective Time of any Environmental Laws by the CPLG Group, any Separated Real Estate Business Discontinued Operation or the conduct of the Separated Real Estate Business, (B) use, treatment, or disposal prior to the Effective Time of Materials of Environmental Concern by or on behalf of the CPLG Group or in the conduct of the Separated Real Estate Business or (C) presence of Materials of Environmental Concern at, or release of Materials of Environmental Concern from, any Separated Real Estate Assets or any Separated Real Estate Discontinued Operation; provided that Liabilities of the type described in this subsection (vii) relating to real estate that is an LQ Parent Retained Asset pursuant to this Agreement, shall not be Separated Real Estate Liabilities but shall instead be LQ Parent Retained Liabilities;

(viii) any Liabilities relating to, arising out of or resulting from, any division, Subsidiary, line of business or investment of LQ Parent or any of its Subsidiaries and sold, transferred or otherwise discontinued prior to the Effective Time, in each case solely to the extent relating to the Separated Real Estate Business, including those divisions, Subsidiaries, lines or business or investment set forth on Schedule 1.1(86)(viii) (each such division, Subsidiary, line of business or investment, a “Separated Real Estate Business Discontinued Operation”);

(ix) any Liabilities relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated in the CPLG Form 10 or in any CPLG Offering Memorandum, or necessary to make the statements therein not misleading, with respect to all information contained in, or incorporated by reference into, the CPLG Form 10, any CPLG Offering Memorandum and any other Disclosure Documents filed by CPLG or LQ Parent in connection with the Distribution or as contemplated by this Agreement;

(x) any Liabilities relating to, arising out of or resulting from (A) any indebtedness of any member of the CPLG Group that relates to the Separated Real Estate Business or is secured by any of the Separated Real Estate Assets (or any guarantees thereof), and/or (B) any indebtedness to the extent such indebtedness will be Assumed in full by the CPLG Group in connection with the Distribution;

(xi) any Liabilities relating to any accrued but unpaid (as of the Effective Time) payroll, payroll taxes and benefits due to LQ Group Employees (as defined in the Employee Matters Agreement) working at the CPLG Owned Real Properties; and

(xii) any and all Liabilities to the extent relating to, arising out of or resulting from the operation or conduct of any business conducted by any member of the CPLG Group at any time after the Effective Time.

Notwithstanding the foregoing, the Separated Real Estate Liabilities shall not include any Liabilities (other than those detailed in clause xi of this definition of Separated Real Estate Liabilities) that are (A) expressly contemplated by this Agreement or by any Specified Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be Assumed by any member of the LQ Parent Group, including any Liabilities specified in the definition of LQ Parent Retained Liabilities, including clauses (i) through (x) thereof, or (B) expressly discharged pursuant to Section 2.4 of this Agreement.

For the avoidance of doubt, no Liability shall be a Separated Real Estate Liability solely as a result of (x) CPLG being named as party to or in any Action relating to any LQ Parent Retained Liability or (y) CPLG’s status as the former direct or indirect stockholder or equityholder of any member of the LQ Parent Group.

(87) “Subsidiary” shall mean with respect to any Person (i) a corporation, fifty percent (50%) or more of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person and (ii) any other Person in which such first Person, directly or indirectly, owns fifty percent (50%) or more of the equity or economic interest thereof or has the power to elect or direct the election of fifty percent (50%) or more of the members of the governing body of such second Person.

(88) “Tax” shall have the meaning set forth in the Tax Matters Agreement.

(89) “Tax Contest” shall have the same meaning as the definition of “Audit” as set forth in the Tax Matters Agreement.

(90) “Tax Matters Agreement” shall mean the Tax Matters Agreement by and between LQ Parent and CPLG, in the form attached hereto as Exhibit D.

(91) “Tax Opinion” shall mean the form of opinion (including the form of representation letter from CPLG) of Simpson Thacher & Bartlett LLP attached hereto as Exhibit H.

(92) “Tax Return” shall have the meaning set forth in the Tax Matters Agreement.

(93) “Third Party Agreements” shall mean any of the following Contracts, arrangements, course of dealings or understandings:

(i) any agreements, arrangements, commitments or understandings to which any Person other than the Parties and their respective Groups is a party (it being understood that to the extent that the rights and obligations of the Parties and the members of their respective Groups under any such Contracts constitute Separated Real Estate Assets or Separated Real Estate Liabilities or LQ Parent Retained Assets or LQ Parent Retained Liabilities, such Contracts shall be assigned or retained pursuant to Article II); and

(ii) any agreements, arrangements, commitments or understandings to which any non-wholly owned Subsidiary of LQ Parent or CPLG, as the case may be, is a party.

(94) “Transaction Expenses” means all of the LQ Parent Group’s and the CPLG Group’s (as such group exists as of the Distribution) (i) out-of-pocket fees, costs and expenses of investment bankers, legal counsel, accountants, experts and other third-party professional advisors and (ii) all transfer Taxes (the “Transfer Tax Costs”), in each case incurred by or on behalf of, or to be paid by, any such Person in connection with the transactions contemplated by this Agreement, the Merger Agreement and Ancillary Agreements.

(95) “Transfer” shall have the meaning set forth in Section 2.2(b); and the term “Transferred” shall have its correlative meaning.

(96) “Transition Services Agreement” shall mean the Master Transition Services Agreement by and between LQ Parent and CPLG, in the form attached hereto as Exhibit E.

Section 1.2. References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this

Agreement. The word “or” shall not be exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not simply mean “if”. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The words “written request” when used in this Agreement shall include email. Accounting terms used but not defined herein have the meanings given to them in GAAP in effect as at the date of this Agreement. In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the definitions set forth in Section 1.1, for the purpose of determining what is and is not included in such definitions, any item explicitly included on a Schedule referred to in any such definition shall take priority over any provision of the text thereof.

ARTICLE II

THE SEPARATION

Section 2.1. General. Subject to the terms and conditions of this Agreement, the Parties shall use, and shall cause their respective Affiliates to use, their respective reasonable best efforts to consummate the transactions contemplated hereby (as promptly as reasonably practicable), including as set forth in the Plan of Reorganization, a portion of which may have already been implemented prior to the date hereof. It is the intent of the Parties that, after consummation of the transactions contemplated hereby LQ Parent shall have been restructured in accordance with the Plan of Reorganization, to the extent necessary, such that following the consummation of such restructuring, subject to Section 2.5 and Section 2.6, (i) LQ Parent shall, directly or indirectly, own the equity interests of all of the LQ Parent Retained Entities (other than LQ Parent), all of LQ Parent’s and its controlled Affiliates’ rights, title and interest in and to the LQ Parent Retained Assets shall be owned or held by the LQ Parent Group, the LQ Parent Retained Business shall be conducted by the LQ Parent Group and all of the LQ Parent Retained Liabilities shall be Assumed directly or indirectly by (or remain with) the LQ Parent Group, and (ii) CPLG shall, directly or indirectly, own the equity interests of all of the Separated Real Estate Entities (other than CPLG), all of LQ Parent’s and its controlled Affiliates’ rights, title and interest in and to the Separated Real Estate Assets shall be owned or held by the CPLG Group, the Separated Real Estate Business shall be conducted by the CPLG Group and all of the Separated Real Estate Liabilities shall be Assumed directly or indirectly by (or remain with) the CPLG Group. To the extent not expressly described herein or in any Specified Ancillary Agreement, all such actions shall be accomplished in the manner described in the Plan of Reorganization.

Section 2.2. Restructuring: Transfer of Assets; Assumption of Liabilities.

(a) Restructuring of Entities. Prior to the Effective Time, to the extent not already completed, LQ Parent and its controlled Affiliates shall take such steps (which may include the transfer of shares or other equity interests, the formation of new entities and/or the declaration and payment of dividends or other distributions) as may be necessary or desirable to effect the Plan of Reorganization (and any additional immaterial and ministerial steps that may have been omitted from (or are otherwise required in order to effect) the Plan of Reorganization) in order to cause (i) LQ Parent to, directly or indirectly, own the LQ Parent Retained Entities (other than LQ Parent) and (ii) CPLG to, directly or indirectly, own the Separated Real Estate Entities (other than CPLG). In the event such steps are not able to be completed by the Effective Time, the Parties shall use their reasonable best efforts to effect other actions following the Effective Time in accordance with, and subject to the limitations of, Sections 2.5 and 2.6 to cause the result set forth above.

(b) Transfer of Other Assets and Assumption of Liabilities. Prior to the Effective Time, except as otherwise specifically set forth in any Specified Ancillary Agreement and without duplication of the obligations set forth in Section 2.2(a), pursuant to the Conveyancing and Assumption Instruments: (x) LQ Parent shall cause the applicable Asset Transferors to transfer, contribute, distribute, assign and/or convey or cause to be transferred, contributed, distributed, assigned and/or conveyed (“Transfer”) to (A) the respective Management and Franchise Asset Transferees, all of the applicable Asset Transferors’ right, title and interest in and to the LQ Parent Retained Assets and (B) CPLG and/or the respective Separated Real Estate Asset Transferees, all of its and the applicable Asset Transferors’ right, title and interest in and to the Separated Real Estate Assets and (y) (i) LQ Parent shall cause a member of the LQ Parent Group to accept, assume (or, as applicable, retain) and perform, discharge and fulfill, in accordance with their respective terms (“Assume”), all of the LQ Parent Retained Liabilities and (ii) CPLG shall, or shall cause a member of the CPLG Group to, Assume all of the Separated Real Estate Liabilities, in each case, regardless of (I) when or where such Liabilities arose or arise, (II) whether the facts upon which they are based occurred prior to, on or subsequent to the Effective Time, (III) where or against whom such Liabilities are asserted or determined or (IV) whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the LQ Parent Group or the CPLG Group, as the case may be, or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates. In the event and to the extent any such Transfers and Assumptions are not completed by the Effective Time, the Parties shall use reasonable best efforts to effect such Transfers and Assumptions following the Effective Time in accordance with, and subject to the limitations of, Sections 2.5, 2.6, 2.7 and 2.8).

(c) Consents. The Parties shall use their reasonable best efforts to obtain the required Consents or Governmental Approvals to Transfer any Assets, Liabilities, Contracts, licenses, permits and/or authorizations issued by any Governmental Entity or parts thereof as contemplated by this Agreement prior to the Effective Time, or, pursuant to Section 2.5, following the Effective Time. Nothing herein shall be deemed to require the Transfer of any Assets or the Assumption of any Liabilities which by operation of Law cannot be Transferred or Assumed; provided, however, that the Parties shall cooperate and use their reasonable best efforts to seek to obtain, in accordance with applicable Law, any required Consents or Governmental Approvals for the Transfer of all Assets and Assumption of all Liabilities to the fullest extent permitted by applicable Law contemplated to be Transferred and Assumed pursuant to this Article II. Notwithstanding anything herein to the contrary, neither Party shall be required to, nor shall be required to cause any member of its Group to, make any payments (except to the extent advanced, Assumed or agreed in advance to be reimbursed by any member of the other Group) other than for fees and disbursements of outside counsel and any other advisors, commit to any third party on behalf of itself or any member of its Group to assume any material obligations or offer to grant any material concessions to obtain any such Consents. Notwithstanding anything to the contrary in this Agreement, no member of the LQ Parent Group may make any payment, assume any obligations or make any concession (other than, in each case, immaterial and de minimis payments, obligations or concessions) to obtain any such Consents or Governmental Approvals without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed).

(d) Other. CPLG hereby waives compliance by each and every member of the LQ Parent Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Separated Real Estate Assets to any member of the CPLG Group. LQ Parent hereby waives compliance by each and every member of the CPLG Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the LQ Parent Retained Assets to any member of the LQ Parent Group.

Section 2.3. Termination of Intercompany Contracts. In furtherance of the releases and other provisions of Section 6.1, LQ Parent shall (and shall cause each member of the LQ Parent Group to), on the one hand, and CPLG shall (and shall cause each member of the CPLG Group to), on the other hand, terminate (and no Party or any Subsidiary thereof shall be liable to the other Party or any Subsidiary of the other Party based upon, arising out of or resulting from) any and all Contracts between or among LQ Parent and/or any member of LQ Parent Group, on the one hand, and CPLG and/or any member of the CPLG Group, on the other hand, except for any Continuing Arrangements as set forth on Schedule 1.1(16), this Agreement or any other Ancillary Agreement, with such termination to be effective as of the Effective Time. No such terminated Contract (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Time. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing. For the avoidance of doubt, this Section 2.3 does not apply to any trade payables and receivables, which are to be governed by Section 2.4.

Section 2.4. Intercompany Accounts. Except as set forth in Section 6.1(b) and to the extent not otherwise settled or otherwise eliminated pursuant to any Ancillary Agreement, all (i) intercompany receivables, payables and loans (other than receivables, payables and loans otherwise specifically provided for under this Agreement, under any Ancillary Agreement or under any Continuing Arrangements as set forth on Schedule 1.1(16), and other than payables created or required hereby or by any Ancillary Agreement or any Continuing Arrangements or trade payables arising in the ordinary course of business), if any, and (ii) intercompany balances between any member of the LQ Parent Group, on the one hand, and any member of the CPLG Group, on the other hand, in each case which exist and are reflected in the accounting records of the relevant Parties immediately prior to the Effective Time, shall be settled or otherwise eliminated, in each case as of the Effective Time. Each of the Parties shall, and shall cause their respective Subsidiaries to, take all actions and do all things reasonably necessary on its part, or such Subsidiaries’ part, under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by such agreement or agreements in respect of such settlements or capitalizations.

Section 2.5. Transfers Not Effected at or Prior to the Effective Time; Transfers Deemed Effective as of the Effective Time.

(a) To the extent that any Transfer of Assets (including any entity) or Assumption of Liabilities contemplated by this Article II or any other Specified Ancillary Agreement shall not have been consummated at or prior to the Effective Time, except as set forth in Schedule 2.5, the Parties shall use reasonable best efforts to effect such Transfers as promptly following the Effective Time as shall be practicable.

(b) In the event that any such Transfer of Assets (including any entity) or Assumption of Liabilities has not been consummated, from and after the Effective Time (i) the Party retaining such Asset shall thereafter hold such Asset in trust for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and (ii) the Party intended to Assume such Liability shall, or shall cause the applicable member of its Group to (A) pay or reimburse the Party retaining such Liability for all amounts paid or incurred by such Party (or the applicable member of its Group) in connection with the retention of such Liability and (B) perform any non-monetary Liabilities in the place of the Party retaining such Liability to the extent such performance is practicable, permitted under applicable Law and does not result in a breach or default (or give rise to any termination rights, penalties or other remedies for the benefit of any counterparty) under any applicable Contract. To the extent the foregoing applies to any Contracts to be assigned for which any necessary Consents or Governmental Approvals are not received prior to the Effective Time, the treatment of such Contracts shall, for the avoidance of doubt, be subject to Section 2.7, to the extent applicable. In addition, the Party retaining such Asset or Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Asset or Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Party to which such Asset is to be Transferred or such Liability is to be Assumed in order to place such Party, insofar as reasonably possible, in the same position as if such Asset or Liability had been Transferred or Assumed as contemplated hereby and so that all of the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Asset or Liability, are to inure from and after the Effective Time to the member or members of the LQ Parent Group or the CPLG Group entitled to the receipt of such Asset or required to Assume such Liability; provided, however, that except as set forth in Schedule 2.5 (and, for clarity, with respect to items on Schedule 2.5 CPLG will bear all costs and Liabilities related thereto), neither Party shall be obligated to extend, renew or otherwise cause a Contract or other obligation to remain in effect beyond the term in effect as of the Distribution Date. In furtherance of the foregoing, the Parties agree that, as of the Effective Time, subject to Section 2.2(c), to the extent permitted by applicable Law, each Party shall be deemed to have acquired complete and sole beneficial ownership over all of the Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have Assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such Party is entitled to acquire or required to Assume pursuant to the terms of this Agreement. The Parties agree to review, in good faith, Schedule 2.5 from time to time to determine whether any Contracts or obligations can be removed therefrom or otherwise transferred solely to CPLG.

(c) If and when the Consents, Governmental Approvals and/or conditions, the absence or non-satisfaction of which caused the deferral of Transfer of any Asset or deferral of the Assumption of any Liability pursuant to Section 2.5(a), are obtained or satisfied, the Transfer, assignment, Assumption or novation of the applicable Asset or Liability shall be effected in accordance with and subject to the terms of this Agreement (including Section 2.2) and/or the applicable Ancillary Agreement, and shall, to the extent possible without the imposition of any cost on any Party (other than de minimis costs), be deemed to be effective as of the Effective Time.

(d) Except as otherwise stated herein or in any Specified Ancillary Agreement, the Party retaining any Asset (including any entity) contemplated by this Agreement to be Transferred to the other Party shall not be obligated to expend any money to Transfer such Asset to such other Party unless the necessary funds are advanced, assumed, or agreed in advance to be reimbursed by the Party entitled to such Asset and (ii) the Party required to assume any Liability contemplated by this Agreement to be Assumed by such Party shall not be obligated to expend any money to Assume such Liability, unless the necessary funds are advanced, assumed, or agreed in advance to be reimbursed by the Party seeking to be relieved of such Liability. Other than costs and expenses incurred and reimbursed in accordance with the foregoing, nothing in this Section 2.5(d) shall require any member of any Group to incur any obligation or grant any concession, other than de minimis or immaterial concessions or obligations, for the benefit of any member of any other Group in order to effect any transaction contemplated by this Section 2.5.

(e) With respect to Assets and Liabilities described in Section 2.5(a), each of LQ Parent and CPLG shall, and shall cause the members of its respective Group to, (i) treat for all Income Tax purposes (A) the deferred Assets as assets having been Transferred to and owned by the Party entitled to such Assets not later than the Effective Time and (B) the deferred Liabilities as liabilities having been Assumed and owned by the Person intended to be subject to such Liabilities not later than the Effective Time and (ii) neither report nor take any Income Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Tax Law, good faith resolution of a Tax Contest relating to Income Taxes or a Final Determination).

Section 2.6. Conveyancing and Assumption Instruments. In connection with, and in furtherance of, the Transfers of Assets and the Assumptions of Liabilities contemplated by this Agreement, the Parties shall execute or cause to be executed, on or after the date hereof by the appropriate entities to the extent not executed prior to the date hereof (but subject to Section 2.5), any Conveyancing and Assumption Instruments necessary to evidence the valid Transfer to the applicable Party or member of such Party’s Group of all right, title and interest in and to its accepted Assets and the valid and effective Assumption by the applicable Party of its Assumed Liabilities for Transfers and Assumptions to be effected pursuant to the Laws of one of the states of the United States or, if not appropriate for a given Transfer or Assumption, and for Transfers or Assumptions to be effected pursuant to non-U.S. Laws, in each case in such form as the Parties and Buyer shall reasonably agree, including the Transfer of real property by mutually acceptable conveyancing deeds as may be appropriate and in form and substance as may be required by the jurisdiction in which the real property is located. All Conveyancing and Assumption Instruments shall be prepared, executed and delivered in a manner reasonably agreed by LQ Parent, CPLG and Buyer. Except as reasonably agreed by the Parties and Buyer, the Conveyancing and Assumption Instruments shall not contain any representations or warranties or indemnities, shall not conflict with this Agreement and, to the extent that any provision of a Conveyancing and Assumption Instrument does conflict with any provision of this Agreement, this Agreement shall govern and control.

Section 2.7. Further Assurances.

(a) In addition to and without limiting the actions specifically provided for elsewhere in this Agreement, including Section 2.5, each of the Parties shall cooperate with each other and use (and shall cause its respective Subsidiaries and Affiliates to use) reasonable best efforts, at and after the Effective Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Without limiting the foregoing, at and after the Effective Time, each Party shall cooperate with the other Party, and, subject to Section 2.5, from and after the Effective Time, to execute and deliver, or use reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of Transfer or title, and to make all filings with, and to obtain all Consents and/or Governmental Approvals, any permit, license, Contract, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to be taken by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the Transfers of the applicable Assets and the assignment and Assumption of the applicable Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party shall, subject to Section 2.5, take such other actions as may be reasonably necessary to vest in such other Party such title and such rights as possessed by the transferring Party to the Assets allocated to such other Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest, other than (i) any Permitted Encumbrances (as defined in the Merger Agreement), and (ii) zoning, entitlement, building and other land use regulations.

(c) At or prior to the Effective Time, each of LQ Parent and CPLG shall enter into, and/or (where applicable) shall cause a member or members of their respective Group (as applicable) to enter into, the Ancillary Agreements and, in accordance with the Plan or Reorganization or with the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed), any other arm’s length Contracts in respect of the Distribution reasonably necessary or appropriate in connection with the transactions contemplated hereby and thereby (provided, however, that for the avoidance of doubt, the Management and Franchise Agreements shall not become effective until after the Distribution).

Section 2.8. Guarantees; Letters of Credit.

(a) If any member of the LQ Parent Group or the CPLG Group (an “Existing Guarantor”) shall remain as the guarantor or obligor under any guarantee and/or letter of credit by such Existing Guarantor in favor of any member of the other Group (a “Guaranteed Party”) to which it is a party, (i) LQ Parent shall (with the reasonable cooperation of the applicable member of the CPLG Group) use its reasonable best efforts to have any member of the CPLG Group removed as guarantor of or obligor for any LQ Parent Retained Liability to the fullest extent permitted by applicable Law, including in respect of those guarantees set forth on Schedule 2.8(a)(i), to the extent that they relate to LQ Parent Retained Liabilities, and (ii) CPLG shall (with the reasonable cooperation of the applicable member of the LQ Parent Group) use reasonable best efforts to have any member of the LQ Parent Group removed as guarantor of or obligor for any Separated Real Estate Liability to the fullest extent permitted by applicable Law, including in respect of those guarantees set forth on Schedule 2.8(a)(ii), to the extent that they relate to Separated Real Estate Liabilities; provided, however, that no Party shall be obligated to pay any consideration (or otherwise incur any Liability or obligation) therefor to any third party from whom any such release is requested (unless such Party is fully reimbursed or otherwise made whole by the requesting Party).

(b) To the extent required to obtain a release from a guaranty (a “Guaranty Release”) in accordance with Section 2.8(a):

(i) of any member of the LQ Parent Group, CPLG shall execute a guaranty agreement substantially in the form of the existing guaranty or such other form as is agreed to by the relevant parties to such guaranty agreement, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which CPLG would be reasonably unable to comply or (B) which would be reasonably expected to be breached; and

(ii) of any member of the CPLG Group, LQ Parent shall execute a guaranty agreement substantially in the form of the existing guaranty or such other form as is agreed to by the relevant parties to such guaranty agreement, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which LQ Parent would be reasonably unable to comply or (B) which would be reasonably expected to be breached.

(c) If LQ Parent or CPLG has not yet obtained, or caused to be obtained, or is unable to obtain, or to cause to be obtained, any Guaranty Release, (i) the relevant member of the LQ Parent Group or CPLG Group, as applicable, that has Assumed the underlying Liability with respect to such guarantee shall indemnify and hold harmless the guarantor or obligor for any Indemnifiable Loss arising from or relating thereto (in accordance with the provisions of Article VI) and shall or shall cause one of its Subsidiaries to, as agent or subcontractor for such guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder and (ii) each of LQ Parent and CPLG, on behalf of itself and the members of its respective Group, agrees not to renew or extend the term of, increase its obligations under, or Transfer to a third party, any loan, guarantee, lease, contract or other obligation for which the other Party or member of such other Party’s Group is or may be liable without the prior written consent of such other Party, unless all obligations of such other Party and the other members of such other Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to such other Party; provided, however, with respect to leases, in the event a Guaranty Release is not obtained and the relevant beneficiary wishes to extend the term of such guaranteed lease, then such beneficiary shall have the option of extending the term if it provides such security as is reasonably satisfactory to the guarantor under such guaranteed lease.

Section 2.9. Return of Assets and Payments.

(a) In the event that, at any time from and after the Effective Time, either Party (or any member of its Group) discovers that it or one of the members of its Group is the owner of, receives or otherwise comes to possess or benefit from any Asset (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable with respect to such Asset) or is liable for any Liability that is otherwise allocated to any Person that is a member of the other Group pursuant to this Agreement or any Specified Ancillary Agreement (except in the case of any acquisition of Assets or assumption of Liabilities from the other Party for value subsequent to the Effective Time), such Party shall promptly Transfer, or cause to be Transferred, such Asset or Liability to the Person so entitled to such Asset or so required to assume such Liability (and such other Party shall cause such Person to accept such Asset or Assume such Liability) for no further consideration. Prior to any such transfer, such Asset and Liability shall be held in accordance with the other provisions of Section 2.5.

(b) After the Effective Time, each Party (or any member of its Group) may receive mail, packages and other communications properly belonging to the other Party (or any member of its Group). Accordingly, at all times after the Effective Time, each Party is hereby authorized to receive and open all mail, packages and other communications received by such Party that belongs to such other Party, and to the extent that they do not relate to the business of the receiving Party, the receiving Party shall promptly deliver such mail, packages or other communications (or, in case the same also relates to the business of the receiving Party, copies thereof) to such other Party as provided for in Section 10.6. The provisions of this Section 2.9(b) are not intended to, and shall not, be deemed to constitute an authorization by either Party to permit the other to accept service of process on its behalf and no Party is or shall be deemed to be the agent of the other Party for service of process purposes.

(c) As between the Parties (and the members of their respective Group) all payments and reimbursements received after the Effective Time by either Party (or member of its Group) that relate to a Business, Asset or Liability of the other Party (or member of such other Party’s Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and, promptly upon receipt by such Party of any such payment or reimbursement, such Party shall pay or shall cause the applicable member of its Group to pay over to the Party entitled thereto the amount of such payment or reimbursement without right of set-off.

Section 2.10. Withholding. Each member of the CPLG Group and each member of the LQ Parent Group shall deduct and withhold from amounts otherwise payable (or distributable) pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Law and such amounts will be treated as being paid (or distributed) to the Person with respect to which such deduction and withholding was made.

Section 2.11. Purchase Price Allocation. For U.S. federal and applicable state and local income Tax purposes, each member of the CPLG Group and each member of the LQ Parent Group (and their respective Affiliates) shall, without duplication, allocate the fair market value of the CPLG Common Stock (as initially determined under the Tax Matters Agreement), the Assumed Liabilities (to the extent applicable under U.S. federal income Tax Law), liabilities assumed by the CPLG Group pursuant to the Tax Matters Agreement (to the extent applicable under U.S. federal income Tax Law) and, if applicable, the purchase price for the CPLG Preferred Stock by one or more third party buyers, among the Transferred Assets in accordance with Section 1060 of the Code and consistent with the manner in which the estimate of Contribution Taxes (as defined in the Tax Matters Agreement) is finally determined pursuant to Section 5.1(a) of the Tax Matters Agreement (the “Allocation”). LQ Parent shall prepare and submit to CPLG within 60 days following the final estimate of Contribution Taxes (as defined in the Tax Matters Agreement) pursuant to Section 5.1(a) of the Tax Matters Agreement, a proposed draft of the Allocation to CPLG. If LQ Parent does not receive written notice from CPLG within thirty (30) days after receiving LQ Parent’s proposed draft of the Allocation notifying LQ Parent of any objection to such draft of the Allocation, then the draft Allocation shall be conclusive and binding on the Parties. If LQ Parent receives a written notice of an objection to the draft of the Allocation from CPLG within such thirty (30) day period, then LQ Parent and CPLG shall attempt in good faith to resolve such objection. If LQ Parent and CPLG fail to resolve such objection, then the objection shall be resolved by a nationally recognized accounting firm mutually acceptable to each of LQ Parent and CPLG and the costs of such accounting firm shall be borne equally by LQ Parent and CPLG. The Parties shall not take any position inconsistent with the Allocation (as finally determined pursuant to this Section 2.11) for any Tax purpose, including in connection with the filing of any U.S. federal, state or local Tax Return, unless otherwise required by a “determination” within the meaning of Section 1313 of the Code (or any similar provision of foreign, state or local Law).

Section 2.12. Disclaimer of Representations and Warranties. EACH OF LQ PARENT (ON BEHALF OF ITSELF AND EACH MEMBER OF THE LQ PARENT GROUP) AND CPLG (ON BEHALF OF ITSELF AND EACH MEMBER OF THE CPLG GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN ANY ANCILLARY AGREEMENT, IN ANY CONTINUING ARRANGEMENT OR IN THE MERGER AGREEMENT, NO PARTY TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENTS OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS, RESTRICTIONS ON TRANSFER, ENCUMBRANCE OR LIEN, NON-INFRINGEMENT, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF EITHER PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN, IN ANY ANCILLARY AGREEMENT, IN ANY CONTINUING ARRANGEMENT OR IN THE MERGER AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS, WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, RESTRICTIONS ON TRANSFER, ENCUMBRANCE OR LIEN AND (II) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH. NO PARTY SHALL HAVE ANY LIABILITY TO THE OTHER PARTY IN THE EVENT THAT ANY INFORMATION EXCHANGED OR PROVIDED PURSUANT TO THIS AGREEMENT WHICH IS AN ESTIMATE OR FORECAST, OR WHICH IS BASED ON AN ESTIMATE OR FORECAST, IS FOUND TO BE INACCURATE.

ARTICLE III

CERTAIN ACTIONS AT OR PRIOR TO THE DISTRIBUTION

Section 3.1. Actions on or Prior to the Distribution Date. Prior to the Distribution Date, and as promptly as reasonably practicable, CPLG and LQ Parent shall prepare and, in accordance with applicable Law, file with the SEC the CPLG Form 10, including amendments, supplements and any such other documentation which is necessary or desirable to effectuate the Distribution, and CPLG and LQ Parent shall each use reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable. CPLG shall prepare, file with the SEC and cause to become effective any registration statements or amendments thereto required to effect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the transactions contemplated by the Specified Ancillary Agreements. CPLG and LQ Parent shall take all such action as may be necessary or appropriate under the securities or “blue sky” Laws of the states or other political subdivisions of the United States or of other foreign jurisdictions in connection with the Distribution. To the extent not already approved and effective, CPLG shall use reasonable best efforts to have approved and made effective the application for the original listing of the CPLG Common Stock to be distributed in the Distribution on the NYSE, subject to official notice of distribution.

Section 3.2. Articles of Amendment and Restatement; Bylaws. On or prior to the Distribution Date, all necessary actions shall be taken to adopt the form of articles of amendment and restatement and form of bylaws filed by CPLG with the SEC as exhibits to the CPLG Form 10, to be effective no later than the Effective Time.

Section 3.3. Directors.

(a) LQ Parent. On or prior to the Distribution Date, LQ Parent shall take all necessary actions, including procuring the resignations of the directors, to be effective as of the effective time of the Merger and the directors of the surviving corporation in the Merger shall be as provided for in the Merger Agreement.

(b) CPLG. On or prior to the Distribution Date, LQ Parent shall take all necessary actions to cause the Board of Directors of CPLG to include, at the Effective Time, the individuals identified in the CPLG Information Statement as directors of CPLG.

Section 3.4. Officers.

(a) LQ Parent. On or prior to the Distribution Date, LQ Parent shall take all necessary actions, including procuring the resignations of its officers, to be effective as of the effective time of the Merger and the officers of the surviving corporation in the Merger shall be as provided for in the Merger Agreement.

(b) CPLG. On or prior to the Distribution Date, LQ Parent shall take all necessary actions to cause the individuals identified as such in the CPLG Information Statement to be officers of CPLG as of the Effective Time.

Section 3.5. Resignations and Removals. On or prior to the Distribution Date or as soon thereafter as practicable, (i) LQ Parent shall cause all of its employees and any employees of its Subsidiaries (excluding any employees of any member of the CPLG Group) to resign or be removed, effective as of the Effective Time, from all positions as officers or directors of any member of the CPLG Group in which they serve, and (ii) CPLG shall cause all of its employees and any employees of its Subsidiaries to resign, effective as of the Effective Time, from all positions as officers or directors of any members of the LQ Parent Group in which they serve.

Section 3.6. Cash Payment. Upon the completion of the Financing Transactions and immediately prior to the Effective Time, CPLG shall transfer to LQ Parent or the applicable member of the LQ Parent Group, as directed by LQ Parent, an amount equal to $983,950,000, as such amount may be adjusted pursuant to this Section 3.6, such amount of which will, substantially concurrently with the Distribution and the Merger, be used by LQ Parent to satisfy a portion of the Liabilities outstanding under the Existing Debt Agreements; provided that:

(a) in the event the Closing Existing Net Indebtedness exceeds the Estimated Existing Net Indebtedness, the Cash Payment shall be increased on a dollar-for-dollar basis by the amount of such difference;

(b) in the event the Estimated Existing Net Indebtedness exceeds the Closing Existing Net Indebtedness, the Cash Payment shall be decreased on a dollar-for-dollar basis by the amount of such difference;

(c) in the event the amount of accrued but unpaid Transaction Expenses as of the Distribution Date exceeds the Estimated Transaction Expenses, the Cash Payment shall be increased on a dollar-for-dollar basis by the amount of such difference; and

(d) in the event the Estimated Transaction Expenses exceed the amount of accrued but unpaid Transaction Expenses as of the Distribution Date, the Cash Payment shall be decreased on a dollar-for-dollar basis by the amount of such difference.

For the purposes of this Section 3.6 and Section 3.7, (i) the Transfer Tax Costs will be deemed to be accrued but unpaid as of the Distribution Date, regardless of whether such amounts were accrued or payable at such date, and (ii) the Interest Rate Swap Termination Costs will be deemed part of the Closing Existing Net Indebtedness, regardless of whether such amounts were due and payable immediately prior to the Effective Time.

Section 3.7. Post-Closing True-Up.

(a) Within twenty (20) Business Days after the Distribution Date, LQ Parent shall prepare and deliver to CPLG a statement (the “Statement”), setting forth (i) the amount by which the Estimated Existing Net Indebtedness exceeds, or is less than (as applicable) the Closing Existing Net Indebtedness, and (ii) the amount by which the accrued but unpaid Transaction Expenses as of the Distribution Date exceeds the Estimated Transaction Expenses. CPLG shall provide reasonable assistance to LQ Parent in the preparation of the Statement.

(b) The Statement shall become final and binding upon the Parties on the 10th Business Day following delivery thereof, unless CPLG gives written notice of its disagreement with the Statement (a “Notice of Disagreement”) to LQ Parent prior to such date. Any Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted, and (ii) only include disagreements based on mathematical errors or based on Closing Existing Net Indebtedness or accrued but unpaid Transaction Expenses as of the Distribution Date not being determined in accordance with this Section 3.7. If a Notice of Disagreement is received by LQ Parent in a timely manner, then the Statement (as revised in accordance with this sentence) shall become final and binding upon the Parties on the earlier of (A) the date the Parties resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement and (B) the date any disputed matters are finally resolved in writing by the Accountant. During the 10-Business Day period following the delivery of a Notice of Disagreement, the Parties shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. At the end of such 10-Business Day period, if any matters remain in dispute, the Parties shall submit to a nationally recognized independent public accountant (the “Accountant”) for determination any and all such matters that remain in dispute and were properly included in the Notice of Disagreement. The Accountant, who shall act as expert and not arbitrator, shall be Ernst & Young LLP or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon by the Parties in writing. The scope of the disputes to be resolved by the Accountant shall be solely limited to whether the determination of Closing Existing Net Indebtedness or accrued but unpaid Transaction Expenses as of the Distribution Date was done in accordance with this Section 3.7 (including the other definitions utilized in, and related to, Closing Existing Net Indebtedness or Transaction Expenses), and whether there were mathematical errors in the Statement. The Parties shall use reasonable best efforts to cause the Accountant to render a decision resolving the matters submitted to the Accountant within 30 days of receipt of the submission. Judgment may be entered upon the determination of the Accountant in any court having jurisdiction over the Party against which such determination is to be enforced. The fees and expenses of the Accountant pursuant to this Section 3.7 shall be equally shared by the Parties. Other than the fees and expenses referred to in the immediately preceding sentence, the fees and disbursements of CPLG’s independent auditors, attorneys and other consultants shall be borne by CPLG and the fees and disbursements of LQ Parent’s independent auditors, attorneys and other consultants shall be borne by LQ Parent.

(c)

(i) If the amount of the Closing Existing Net Indebtedness in the final Statement:

(A) is less than the Closing Existing Net Indebtedness determined pursuant to Section 3.6, LQ Parent shall pay to CPLG the amount of such difference, or

(B) is greater than the Closing Existing Net Indebtedness determined pursuant to Section 3.6, CPLG shall pay to LQ Parent the amount of such difference.

(ii) If the amount of the accrued but unpaid Transaction Expenses as of the Distribution Date in the final Statement:

(A) is less than the Transaction Expenses determined pursuant to Section 3.6, LQ Parent shall pay to CPLG the amount of such difference, or

(B) is greater than the Transaction Expenses determined pursuant to Section 3.6, CPLG shall pay to LQ Parent the amount of such difference.

(iii) Any payment made pursuant to this Section 3.7(c) shall be made by wire transfer in immediately available funds to one or more accounts designated in writing at least two Business Days prior to such payment by the Party entitled to receive such payment.

(d) Any payments made to CPLG pursuant to this Section 3.7 shall be treated for all Tax purposes as a capital contribution to CPLG. Any payments made by CPLG pursuant to this Section 3.7 shall be treated for all Tax purposes as an adjustment to the consideration described in Section 2.2.

(e) During the period of time from and after the Distribution Date through the resolution of any payment contemplated by Section 3.7(c), each of the Parties shall afford to each other and their respective accountants and counsel in connection with any actions contemplated by this Section 3.7 reasonable access during normal business hours to all the properties, personnel and records of such Party relevant to the Statement, the Notice of Disagreement and any payments contemplated by this Section 3.7.

Section 3.8. Reverse Stock Split. Immediately prior to the Effective Time and subject to stockholder approval thereof, LQ Parent shall effect the Reverse Stock Split, whereby each share of LQ Parent Common Stock (par value $0.01) will be reclassified and combined into a fraction of a share of LQ Parent Common Stock (par value $0.02) equal to the Reverse Stock Split Ratio (the “LQ Parent Share Cancellation”).

ARTICLE IV

EFFECTING THE DISTRIBUTION; CONDITIONS TO THE DISTRIBUTION

Section 4.1. Stock Dividend to LQ Parent Stockholders. On the Distribution Date, LQ Parent shall cause the Distribution Agent to distribute, on a pro rata basis, and in consideration for the LQ Parent Share Cancellation, all of the outstanding shares of CPLG Common Stock then owned by LQ Parent to holders of LQ Parent Common Stock on the Distribution Record Date, and to credit the appropriate number of such shares of CPLG Common Stock to book entry accounts for each such holder or designated transferee or transferees of such holder of CPLG Common Stock. For stockholders of LQ Parent who own LQ Parent Common Stock through a broker or other nominee, their shares of LQ Parent Common Stock shall be credited to their respective accounts by such broker or nominee. Each holder of LQ Parent Common Stock on the Distribution Record Date (or such holder’s designated transferee or transferees) shall be entitled to receive in the Distribution such number of shares of CPLG Common Stock as shall be determined by the Board for every one (1) LQ Parent Common Stock held by such holder; provided that notwithstanding anything herein to the contrary, LQ Parent shall not distribute any fractional shares of CPLG Common Stock and instead LQ Parent shall cause the Distribution Agent to aggregate fractional shares to which holders of LQ Parent Common Stock would otherwise be entitled into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate net cash proceeds (after appropriate deductions for any amount required to be withheld for Tax purposes and any brokerage sales in connection with these sales of fractional shares) from the sales pro rata to each holder of LQ Parent Common Stock who would otherwise have been entitled to receive a fractional share in the Distribution. No action by any such stockholder shall be necessary for such stockholder (or such stockholder’s designated transferee or transferees) to receive the applicable number of shares (and, if applicable, cash in lieu of any fractional shares) of CPLG Common Stock such stockholder is entitled to in the Distribution. LQ Parent shall bear the cost of brokerage fees and transfer taxes incurred in connection with these sales of fractional shares of CPLG Common Stock, which sales shall occur as soon after the Distribution Date as practicable and as determined by the Distribution Agent. None of LQ Parent, CPLG or the Distribution Agent will guarantee any minimum sale price for the fractional shares of CPLG Common Stock. Neither LQ Parent nor CPLG will pay any interest on the proceeds from the sale of fractional shares of CPLG Common Stock. The Distribution Agent will have the sole discretion to select the broker-dealers through which to sell the aggregated fractional shares of CPLG Common Stock and to determine when, how and at what price to sell such shares. Neither the Distribution Agent nor the selected broker-dealers will be Affiliates of LQ Parent or CPLG.

Section 4.2. Conditions to the Distribution. The consummation of the Distribution shall be conditioned upon the satisfaction (or waiver by each Party; provided, that any waiver will also require the prior written consent of Buyer, which shall not be unreasonably withheld, conditioned or delayed) of each of the following conditions:

(a) All the conditions to the Merger as set forth in Article VI of the Merger Agreement shall have been satisfied or waived in accordance with their terms, other than (a) the condition set forth in Section 6.1(c) of the Merger Agreement with respect to the Distribution and (b) those conditions that by the nature of their terms are to be satisfied at the closing of the Merger (provided that such conditions are then capable of being satisfied);

(b) The CPLG Form 10 shall have been declared effective by the SEC, no stop order suspending the effectiveness thereof shall be in effect, no proceedings for such purpose shall be pending before or threatened by the SEC, and the CPLG Information Statement (or Notice of Internet Availability of Information Statement Materials) shall have been mailed to the holders of LQ Parent Common Stock as of the Distribution Record Date;

(c) The CPLG Common Stock to be delivered in the Distribution shall have been approved for listing on the NYSE, subject to official notice of distribution;

(d) Such registration statements on Form S-8 as are necessary to register the equity awards of CPLG held by or made available to directors and employees of CPLG shall have been filed with the SEC;

(e) CPLG shall have obtained an opinion from Simpson Thacher & Bartlett LLP to the effect that, commencing with CPLG’s taxable year ending December 31, 2018, CPLG will be considered to be organized in conformity with the requirements for qualification as a REIT under the Code, and its proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT; provided, that this Section 4.2(e) will not apply (and will not be a condition to the consummation of the Distribution) unless the Tax Opinion (if the same were deemed to be executed immediately prior to the Distribution) is not valid on its face, due to material changes in facts and circumstances directly applicable to the substance of the opinion reflected therein (other than such invalidity as a result of the passage of time to the Distribution Date);

(f) The Board shall have obtained opinions from a nationally recognized valuation firm, in form and substance satisfactory to LQ Parent and Buyer, with respect to the capital adequacy and solvency of each of LQ Parent and CPLG after giving effect to the Distribution;

(g) The Cash Payment shall have been received by LQ Parent or the applicable member of the LQ Parent Group, as directed by LQ Parent;

(h) No order, injunction or decree issued by any Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of all or any portion of the Distribution shall be pending, threatened, issued or in effect;

(i) The Plan of Reorganization shall have been completed in all material respects in accordance with its terms and this Agreement;

(j) Each Specified Ancillary Agreement shall have been executed by each party thereto; and

(k) The Reverse Stock Split shall have been effected.

ARTICLE V

CERTAIN COVENANTS

Section 5.1. Intellectual Property. CPLG shall not (and shall cause the other members of the CPLG Group to not) use or exploit the Intellectual Property of the LQ Parent Group after the Effective Time, except as expressly permitted in the Specified Ancillary Agreements, or for neutral, non-trademark use of the “LA QUINTA” name to describe the history of the CPLG Group’s respective business. Notwithstanding anything to the contrary set forth in the Management and Franchise Agreements, CPLG shall (and shall cause the other members of the CPLG Group to), within sixty (60) days following the Distribution Date, to change their corporate names and trade names to remove therefrom “LQ”, “La Quinta”, “LaQuinta” and any other Trademark owned by any member of the LQ Parent Group.

Section 5.2. Cooperation. From and after the Effective Time and subject to compliance with the other provisions of this Agreement (including Section 7.6) and the Ancillary Agreements, each Party shall, and shall cause each of its respective Affiliates and employees to, (i) provide reasonable cooperation and assistance to the other Party (and any member of their respective Groups) in connection with the completion of the Plan of Reorganization (including assisting in the preparation of the Distribution), the Distribution and the other matters contemplated by this Agreement and the Specified Ancillary Agreements, (ii) provide knowledge transfer regarding its applicable Business or LQ Parent’s historical business at the reasonable request of the other Party, (iii) reasonably assist the other Party in the orderly and efficient transition in becoming an independent company to the extent set forth in the Transition Services Agreement and (iv) reasonably assist the other Party to which such Party is providing or has provided services, as applicable, pursuant to the Transition Services Agreement, in connection with requests for information from, audits or other examinations of, such other Party by a Governmental Entity in connection with the Transition Services Agreement, in each case, except as set forth in Section 2.5, as may otherwise be agreed to by the Parties in writing or as contemplated by the immediately following sentence, at no additional cost (other than the costs set forth in any relevant Specified Ancillary Agreement) to the Party requesting such assistance other than for the actual out-of-pocket costs (which shall not include the costs of salaries and benefits of employees of such Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing) incurred by any such Party, if applicable. If an employee of one Party is requested to dedicate a significant portion of his or her working time to a project requested by the other Party, and the employing Party agrees to such dedication and project, the Parties agree that (x) during the term of the Transition Services Agreement, such services shall be provided in accordance with the terms of the Transition Services Agreement and (y) after the term of the Transition Services Agreement, such services shall be provided based on the allocated employment cost (including overhead) of such employee. Notwithstanding the foregoing, nothing in this Section 5.2 shall expand the obligations of LQ Parent to the CPLG Group with respect to services or other matters that are the subject of other provisions of this Agreement or any relevant provisions of the Specified Ancillary Agreements.

Section 5.3. No Solicit; No Hire. None of LQ Parent or CPLG or any member of their respective Groups shall, for a period of twelve (12) months from the Effective Time, without the prior written consent of the other Party, directly or indirectly, recruit, solicit, hire or retain any person who is an employee of the other Party or its Subsidiaries as of the Effective Time or induce, or attempt to induce, any such employee to terminate his or her employment with, or otherwise cease his or her relationship with, the other Party or its Subsidiaries; provided, however, that (i) nothing in this Section 5.3 shall be deemed to prohibit any general solicitation for employment through advertisements and search firms not specifically directed at employees of such other Party or any hiring as a result thereof, and (ii) the prohibitions of this Section 5.3 shall not apply with respect to employees who have been terminated by a Party. The Parties agree that irreparable damage may occur in the event that the provisions of this Section 5.3 were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to an injunction or injunctions to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In respect of countries whose local Laws declare as invalid or unenforceable or prohibit any agreement between employers not to hire Employees (as defined in the Employee Matters Agreement) of the other, the Parties shall not have an agreement not to hire Employees of the other but agree not to actively solicit the services of each other’s Employees for such period on and after the Effective Time as specified in this Section 5.3.

ARTICLE VI

INDEMNIFICATION

Section 6.1. Release of Pre-Distribution Claims.

(a) Except (i) as provided in Section 6.1(b), (ii) as may be otherwise expressly provided in this Agreement, the Merger Agreement or in any Specified Ancillary Agreement and (iii) for any matter for which either Party is entitled to indemnification pursuant to this Article VI, each Party (A) for itself and each member of its respective Group, their respective Affiliates as of the Effective Time and all Persons who at any time prior to the Effective Time were directors, officers, agents or employees of any member of their Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns (including, in the case of LQ Parent, Buyer upon consummation of the Merger), does hereby remise, release and forever discharge the other Party and the other members of such other Party’s Group, their respective Affiliates and all Persons who at any time prior to the Effective Time were directors, officers, agents or employees of any member of such other Party (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Time, including in connection with the Plan of Reorganization and all other activities to implement the Plan of Reorganization and the Distribution and any of the other transactions contemplated hereunder and under the Ancillary Agreements and (B) in any event will not, and will cause its respective Subsidiaries not to, bring any Action or claim against any member of the other Group in respect of any such Liabilities.

(b) Nothing contained in Section 6.1(a) shall impair or otherwise affect any right of either Party and, as applicable, a member of such Party’s Group, or Buyer or its Affiliates, to enforce this Agreement, the Merger Agreement any Ancillary Agreement or any agreements, arrangements, commitments or understandings contemplated in this Agreement, the Merger Agreement or in any Ancillary Agreement to continue in effect after the Effective Time. In addition, nothing contained in Section 6.1(a) shall release any Person from:

(i) any Liability Assumed, Transferred or allocated to a Party or a member of such Party’s Group pursuant to or contemplated by, or any other Liability of any member of such Group under, this Agreement, the Merger Agreement or any Ancillary Agreement including (A) with respect to LQ Parent, any LQ Parent Retained Liability and (B) with respect to CPLG, any Separated Real Estate Liability;

(ii) any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by a member of one Group or its Affiliates at the request or on behalf of a member of the other Group;

(iii) any Liability provided in or resulting from any other Contract or understanding that is entered into after the Effective Time between any Party (and/or a member of such Party’s or Parties’ Group), on the one hand, and the other Party (and/or a member of such other Party’s Group), on the other hand;

(iv) any Liability with respect to any Continuing Arrangements set forth on Schedule 1.1(16); and

(v) any Liability that the Parties may have with respect to indemnification pursuant to this Agreement, the Merger Agreement, any Ancillary Agreement or any Continuing Arrangement or otherwise for claims brought against the Parties by other Persons, which Liability shall be governed by the provisions of this Agreement and, in particular, this Article VI and, if applicable, the appropriate provisions of the Merger Agreement, Ancillary Agreements or Continuing Arrangements.

In addition, nothing contained in Section 6.1(a) shall release LQ Parent from indemnifying any director, officer or employee of CPLG who was a director, officer or employee of LQ Parent or any of its Affiliates prior to the Effective Time or the Distribution Date, as the case may be, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to then existing obligations.

(c) Each Party shall not, and shall not permit any member of its Group to, make any claim, demand or offset, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against the other Party or any member of the other Party’s Group, or any other Person released pursuant to Section 6.1(a), with respect to any Liabilities released pursuant to Section 6.1(a).

(d) It is the intent of each Party, by virtue of, and in accordance with, the provisions of this Section 6.1, to provide, to the fullest extent permitted by applicable Law, for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed at or before the Effective Time, whether known or unknown, between or among either Party (and/or a member of such Party’s Group), on the one hand, and the other Party (and/or a member of such other Party’s Group), on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members at or before the Effective Time), except as specifically set forth in Sections 6.1(a) and 6.1(b). At any time, at the reasonable request of the other Party, each Party shall cause each member of its respective Group and, to the extent practicable, each other Person on whose behalf it released Liabilities pursuant to this Section 6.1 to execute and deliver releases, to the fullest extent permitted by applicable Law, reflecting the provisions hereof.

Section 6.2. Indemnification by LQ Parent. Except as otherwise specifically set forth in any provision of this Agreement, the Merger Agreement or of any Specified Ancillary Agreement, following the Effective Time, LQ Parent shall and shall cause the other members of the LQ Parent Group to indemnify, defend and hold harmless the Separated Real Estate Indemnitees from and against any and all Indemnifiable Losses of the Separated Real Estate Indemnitees, arising out of, by reason of or otherwise in connection with (a) the LQ Parent Retained Liabilities or (b) any breach by LQ Parent of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder.

Section 6.3. Indemnification by CPLG. Except as otherwise specifically set forth in any provision of this Agreement, the Merger Agreement or of any Specified Ancillary Agreement, following the Effective Time, CPLG shall and shall cause the other members of the CPLG Group to indemnify, defend and hold harmless the Management and Franchise Indemnitees, from and against any and all Indemnifiable Losses of the Management and Franchise Indemnitees, arising out of, by reason of or otherwise in connection with (a) the Separated Real Estate Liabilities or (b) any breach by CPLG of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder.

Section 6.4. Procedures for Indemnification.

(a) Other than with respect to Third Party Claims, which shall be governed by Section 6.4(b), each Management and Franchise Indemnitee and Separated Real Estate Indemnitee (each, an “Indemnitee”) shall notify in writing, with respect to any matter that such Indemnitee has determined has given or could to give rise to a right of indemnification under this Agreement or any Ancillary Agreement, the Party which is or may be required pursuant to this Article VI or pursuant to any Ancillary Agreement to make such indemnification (the “Indemnifying Party”), within thirty (30) days of such determination, stating the amount of the Indemnifiable Loss claimed, if known, and method of computation thereof, and referring to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises; provided, however, that the failure to provide such written notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Subject to reasonable restrictions relating to confidentiality and privilege, each such Indemnitee shall provide the applicable Indemnifying Party with reasonable access, upon reasonable prior written notice and during normal business hours, in a manner so as not to unreasonably interfere in any material respect with the normal business operations of such Indemnitee, to its books and records, properties and personnel relating to the claim the Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement or any Ancillary Agreement

(b) Third Party Claims. If a claim or demand is made against an Indemnitee by any Person who is not a party to this Agreement (a “Third Party Claim”) as to which such Indemnitee is or may be entitled to indemnification pursuant to this Agreement or any Ancillary Agreement, such Indemnitee shall notify the Indemnifying Party in writing, and in reasonable detail, of the Third Party Claim promptly (and in any event within thirty (30) days) after receipt by such Indemnitee of written notice of the Third Party Claim; provided, however, that the failure to provide notice of any such Third Party Claim pursuant to this sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within ten (10) Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim; provided, however, that the failure to forward such notices and documents shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure.

(c) Other than in the case of Taxes addressed in the Tax Matters Agreement, an Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, if it so chooses, to assume the defense thereof, at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, that is reasonably acceptable (provided that insurer-appointed counsel shall be automatically deemed acceptable) to the applicable Indemnitees, within thirty (30) days of the receipt of such notice from such Indemnitees; provided, however, that the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim to the extent such Third Party Claim (x) is an allegation of a criminal violation or (y) seeks injunctive relief against the Indemnitee, but shall have the right to employ separate counsel to participate in (but not control) the defense, compromise or settlement thereof at its own expense. In connection with the Indemnifying Party’s defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, at its own expense and, in any event, shall reasonably cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent Information, materials and information in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party; provided, however, that in the event of a conflict of interest between the Indemnifying Party and the applicable Indemnitee(s), such Indemnitee(s) shall be entitled to retain, at the Indemnifying Party’s expense, separate counsel as required by the applicable rules of professional conduct with respect to such matter.

(d) Notwithstanding any assumption of defense of a Third Party Claim by an Indemnifying Party in accordance with Section 6.4(c), in the event that in the course of defending such Third Party Claim the Indemnifying Party or the other Party shall become aware that the subject matter of such Third Party Claim relates to a Liability of the other Party and not to a Liability of such Indemnifying Party, then the Indemnifying Party shall, subject to the prior written consent of the other Party to which such Liability belongs, use reasonable best efforts to transfer the defense of such claim to such other Party, and shall thereafter cooperate fully with such other Party in such defense and make available to such other Party, at such other Party’s expense, all witnesses, pertinent Information, materials and information in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating to such Third Party Claim as are reasonably required by such other Party.

(e) If an Indemnifying Party fails for any reason to assume responsibility for defending a Third Party Claim within the time specified, the applicable Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnifying Party. However, the Indemnifying Party shall, subject to the prior written consent of the other Party to which such Liability belongs, use commercially reasonable efforts to transfer the defense of such claim to such other Party, and shall thereafter cooperate fully with such other Party in such defense and use its reasonable best efforts to make available to such other Party, at such other Party’s expense, all witnesses, pertinent Information, materials and information in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating to such Third Party Claim as are reasonably required by such other Party. If the Indemnitee is conducting the defense against any such Third Party Claim, the Indemnifying Party shall reasonably cooperate with the Indemnitee in such defense and use reasonable best efforts to make available to the Indemnitee, all witnesses, pertinent Information, and material in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnitee.

(f) No Indemnitee may settle or compromise any Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(g) In the case of a Third Party Claim, no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third Party Claim without the prior written consent of the Indemnitee (not to be unreasonably withheld, conditioned or delayed) if the effect thereof is to permit any injunction, declaratory judgment, other order or other non-monetary relief, to be entered, directly or indirectly, against any Indemnitee.

(h) Except as otherwise set forth in Section 5.3 and Section 7.6, or as set forth in any Ancillary Agreement, absent fraud or willful misconduct by an Indemnifying Party, the indemnification provisions of this Article VI shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or losses resulting from any breach of this Agreement or any Ancillary Agreement and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this Article VI against any Indemnifying Party; provided that nothing in this Section 6.4(h) will impair any right of any Person to specific performance and other injunctive or equitable relief pursuant to Section 10.10. For the avoidance of doubt, all disputes in respect of this Article VI shall be resolved in accordance with Article VIII.

(i) Notwithstanding anything to the contrary herein, this Section 6.4 and/or Section 6.5 shall not govern or control any claim with respect to any Taxes governed by the Tax Matters Agreement.

Section 6.5. Cooperation in Defense and Settlement.

(a) With respect to any Third Party Claim that implicates both Parties in any material respect due to the allocation of Liabilities, responsibilities for management of defense and related indemnities pursuant to this Agreement or any of the Ancillary Agreements (other than the Transition Services Agreement), the Parties agree to use reasonable best efforts to cooperate fully and maintain a joint defense (in a manner that will preserve for all Parties any Privilege with respect thereto). The Party that is not responsible for managing the defense of any such Third Party Claim shall, upon reasonable request, be consulted with respect to significant matters relating thereto and may, if necessary or helpful, retain counsel to assist in the defense of such claims.

(b) Each of LQ Parent and CPLG agrees that at all times from and after the Effective Time, if an Action is commenced by a third party naming both Parties (or any member of such Parties’ respective Groups) as defendants and with respect to which a Party (or any member of such Party’s respective Group) is a nominal defendant and/or such Action is otherwise not a Liability allocated to such Party under this Agreement or any Ancillary Agreement, then the other Party shall use reasonable best efforts to cause such nominal defendant to be removed from such Action, as soon as reasonably practicable.

Section 6.6. Indemnification Payments. Indemnification required by this Article VI shall be made by periodic payments of the amount of Indemnifiable Losses in a timely fashion during the course of the investigation or defense, as and when bills are received or an Indemnifiable Loss incurred.

Section 6.7. Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) Any Indemnifiable Loss subject to indemnification pursuant to this Article VI shall be calculated (i) net of Insurance Proceeds that actually reduce the amount of the Indemnifiable Loss (and net of the reasonable out-of-pocket costs in recovering such Insurance Proceeds), (ii) net of any proceeds received by the Indemnitee from any third party for indemnification for such Liability that actually reduce the amount of the Indemnifiable Loss (“Third Party Proceeds”) and (iii) net of any Tax benefits actually realized in accordance with, and subject to, the principles set forth or referred to in Section 7.3 of the Tax Matters Agreement, and increased in accordance with, and subject to, the principles set forth in Section 7.3 of the Tax Matters Agreement. Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this Article VI to any Indemnitee pursuant to this Article VI shall be reduced by any Insurance Proceeds or Third Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Indemnifiable Loss. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Indemnifiable Loss (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third Party Proceeds, then the Indemnitee shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or Third Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b) The Parties acknowledge that the indemnification provisions hereof do not relieve any insurer who would otherwise be obligated to pay any claim to pay such claim. In furtherance of the foregoing, the Indemnitee shall use commercially reasonable efforts to seek to collect or recover any Insurance Proceeds and any Third Party Proceeds (other than Insurance Proceeds under an arrangement where future premiums are adjusted to reflect prior claims in excess of prior premiums) to which the Indemnitee is entitled in connection with any Indemnifiable Loss for which the Indemnitee seeks indemnification pursuant to this Article VI; provided, that the Indemnitee’s inability to collect or recover any such Insurance Proceeds or Third Party Proceeds (despite having used commercially reasonable efforts) shall not limit the Indemnifying Party’s obligations hereunder.

Section 6.8. Additional Matters; Survival of Indemnities.

(a) The indemnity agreements contained in this Article VI shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee, (ii) the knowledge by the Indemnitee of Indemnifiable Losses for which it might be entitled to indemnification hereunder, and (iii) any termination of this Agreement following the Effective Time.

(b) The rights and obligations of each Party and their respective Indemnitees under this Article VI shall survive the sale or other Transfer by either Party or its respective Subsidiaries of any Assets or businesses or the assignment by it of any Liabilities, with respect to any Indemnifiable Loss of any Indemnitee related to such Assets, businesses or Liabilities.

(c) Notwithstanding anything to the contrary in this Agreement, in the event that counsel or independent accountants for a Protected REIT determine in writing that there exists a material risk that any indemnification payments due under this Agreement would be treated as Nonqualifying Income (or such indemnification payments would otherwise affect the Protected REIT’s status as a REIT) upon the payment of such amounts to the relevant Indemnitee, the amount paid to the Indemnitee pursuant to this Agreement in any tax year shall not exceed the maximum amount that can be paid to the Indemnitee in such year without causing the Protected REIT to fail to meet the REIT Requirements for any tax year, determined as if the payment of such amount were Nonqualifying Income (or such indemnification payments would otherwise affect the Protected REIT’s status as a REIT) as determined by such counsel or independent accountants to the Protected REIT. If the amount payable for any tax year pursuant to the preceding sentence is less than the amount which the relevant Indemnifying Party would otherwise be obligated to pay to the relevant Indemnitee pursuant to this Agreement (the “Expense Amount”), then: (1) the Indemnifying Party shall place the Expense Amount into an escrow account (the “Escrow Account”) using an escrow agent and agreement reasonably acceptable to the Indemnitee (which shall include that (y) the amount in the Escrow Account shall be treated as the property of the Indemnifying Party, unless it is released from such Escrow Account to the Indemnitee, and (z) (α) all income earned upon the amount in the Escrow Account shall be treated as the property of the Indemnifying Party and reported, as and to the extent required by applicable Law, by the escrow agent to the Internal Revenue Service (“IRS”), or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned by the Indemnifying Party whether or not said income has been distributed during such taxable year), (ß) the Indemnifying Party will be entitled to customary quarterly tax distributions with respect to any income earned on the Escrow Account, and the escrow agent shall not release any portion thereof to the Indemnitee, and the Indemnitee shall not be entitled to any such amount, unless and until the Indemnitee, at its own cost and expense, delivers to the Indemnifying Party, at the sole option of the relevant Protected REIT, (i) an opinion (an “Expense Amount Tax Opinion”) of the Protected REIT’s tax counsel to the effect that such amount, if and to the extent paid, would not constitute Nonqualifying Income (or such amount would not otherwise affect the Protected REIT’s status as a REIT), (ii) a letter (an “Expense Amount Accountant’s Letter”) from the Protected REIT’s independent accountants indicating the maximum portion of the Expense Amount that can be paid at that time to the Indemnitee without causing the Protected REIT to fail to meet the REIT Requirements for any relevant taxable year, or (iii) a private letter ruling issued by the IRS to the Protected REIT indicating that the receipt of any Expense Amount hereunder will not cause the Protected REIT to fail to satisfy the REIT Requirements (a “REIT Qualification Ruling” and, collectively with an Expense Amount Tax Opinion and an Expense Amount Accountant’s Letter, a “Release Document”); (2) pending the delivery of a Release Document by the Indemnitee to the Indemnifying Party, the Indemnitee shall have the right, but not the obligation, to borrow the Expense Amount from the Escrow Account pursuant to a loan agreement reasonably acceptable to the Indemnitee that (i) requires the Indemnifying Party to lend the Indemnitee immediately available cash proceeds in an amount equal to the Expense Amount, and (ii) provides for (A) a commercially reasonable interest rate and commercially reasonable covenants, taking into account the credit standing and profile of the Indemnitee or any guarantor of the Indemnitee, including the Protected REIT, at the time of such loan, and (B) a fifteen (15) year maturity with no periodic amortization; and (3) the Indemnitee shall bear all costs and expenses with respect to the escrow as contemplated by clauses (1) and (2) in this Section 6.8(c). Any expenses incurred in connection with this Section 6.8(c) shall be borne by the Indemnitee. Except as otherwise provided for in this Section 6.8(c), all of the benefits of the Expense Amount will inure to the Indemnitee and the Indemnifying Party will bear (and indemnify the Indemnitee for) all risk of loss relating to the Expense Amount.

ARTICLE VII

PRESERVATION OF RECORDS; ACCESS TO INFORMATION; CONFIDENTIALITY; PRIVILEGE

Section 7.1. Preservation of Corporate Records.

(a) Following the Distribution, the Parties shall retain all Records pertaining to the such Party and its Group in existence at the Effective Time that are required to be retained under current retention policies for a period of seven (7) years from the Distribution Date, and to make the same available after the Distribution for inspection and copying by the other Party at such other Party’s expense, during normal business hours and upon reasonable request and upon reasonable advance notice, for any legitimate business purpose (including for financial reporting or tax purposes).

(b) Notwithstanding anything to the contrary herein and other than with respect to Tax Records (in which event the provisions of the Tax Matters Agreement shall govern), if on or before the seventh (7th) anniversary of the Distribution Date either Party (or any Affiliate of such Party) wishes to destroy any Records that were in existence as of the Effective Time, then such Party shall (or shall cause such Affiliate to) give ninety (90) days’ prior written notice, including a reasonable description of the Records it wishes to destroy, to the other Party and (to the extent permitted by applicable Law) such other Party shall have the right at its option and expense, upon prior written notice given within such ninety (90) day period to the first Party, to take possession or make copies of such Records within thirty (30) days after the date such notice is given by such other Party to the first Party.

Section 7.2. Financial Statements and Accounting. Each Party agrees to provide the following assistance and reasonable access to its properties, Records, other Information and personnel set forth in this Section 7.2, (i) at any time for reasonable business purposes relating to financial reporting and other regulatory obligations (including disclosure obligations) or other obligations to Governmental Entities, (ii) from the Effective Time until the later of (a) two (2) years and (b) completion of the other Party’s audit for the fiscal year ended December 31, 2018, in connection with the preparation and audit of the other Party’s financial statements for the fiscal years ended December 31, 2017 and 2018 (including financial statements for any interim periods), the printing, filing and public dissemination of such financial statements and the audit of the other Party’s internal controls over financial reporting and management’s assessment thereof and management’s assessment of the other Party’s disclosure controls and procedures, if required, (iii) in the event that any Party changes its independent auditors within two (2) years following the Distribution Date, then such Party may request reasonable access on the terms set forth in this Section 7.2 for a period of up to one hundred and eighty (180) days from such change; and (iv) to the extent reasonably necessary to respond (and for the limited purpose of responding) to any written request or official comment from a Governmental Entity, such as in connection with responding to a comment letter from the SEC. Without limiting the foregoing, each Party agrees as follows:

(a) Financial Statements. Each Party shall provide reasonable access to the other Party to all Information reasonably required to meet its schedule for the preparation, printing, filing, and public dissemination of its quarterly and annual financial statements and for management’s assessment of the effectiveness of its disclosure controls and procedures and its internal controls over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K and, to the extent applicable to such Party, its auditor’s audit of its internal controls over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the SEC’s and the Public Company Accounting Oversight Board’s rules and auditing standards thereunder, if required (such assessments and audit being referred to as the “Internal Control Audit and Management Assessments”). Without limiting the generality of the foregoing, each Party shall provide all required financial and other Information with respect to itself and its Subsidiaries to its auditors in a sufficient and reasonable time and in sufficient detail to permit its auditors to take all steps and perform all reviews necessary to provide sufficient assistance, if requested, to the other Party’s auditors with respect to Information to be included or contained in such other Party’s annual financial statements and to permit such other Party’s auditors and management to complete the Internal Control Audit and Management Assessments, for 2017 and 2018, if required.

(b) Access to Personnel and Records. Except to the extent otherwise contemplated by the Specified Ancillary Agreements each Party shall authorize its respective auditors to make reasonably available to the other Party’s auditors (such other Party’s auditors, collectively, the “Other Party’s Auditors”) both the personnel who performed or are performing the annual audits of such audited Party (such Party with respect to its own audit, the “Audited Party”) and work papers related to the annual audits of such Audited Party (subject to the execution of any reasonable and customary access letters that such Audited Party’s auditors may reasonably require in connection with the review of such work papers by such Other Party’s Auditors), in all cases within a reasonable time prior to such Audited Party’s auditors’ opinion date, so that the Other Party’s Auditors are able to perform the procedures they reasonably consider necessary to take responsibility for the work of the Audited Party’s auditors as it relates to their auditors’ report on such other Party’s financial statements, all within sufficient time to enable such other Party to meet its timetable for the printing, filing and public dissemination of its annual financial statements. Each Party shall make reasonably available to the other Party and to such Other Party’s Auditors and management its personnel and Records and other Information in a reasonable time prior to the Other Party’s Auditors’ opinion date and the other Party’s management’s assessment date so that the Other Party’s Auditors and other Party’s management are able to perform the procedures they reasonably consider necessary to conduct the Internal Control Audit and Management Assessments for 2017 and 2018.

(c) Nothing in this Article VII shall require any Party to violate any agreement with any third party regarding the confidentiality of confidential and proprietary Information relating to that third party or its business; provided, however, that in the event that a Party is required under this Section 7.2 to disclose any such Information, such Party shall use reasonable best efforts to seek to obtain such third party’s written consent to the disclosure of such Information; provided, however, that no Party shall be obligated to pay any consideration (or otherwise incur any Liability or obligation) therefor to any third party from whom any such consent is sought (unless such Party is fully reimbursed or otherwise made whole by the requesting Party).

Section 7.3. Provision of Corporate Records. Other than in circumstances in which indemnification is sought pursuant to Article VI (in which event the provisions of such Article shall govern) or for matters related to provision of Tax Records (in which event the provisions of the Tax Matters Agreement shall govern), and subject to appropriate restrictions for classified Information, Privileged Information or Confidential Information and to any applicable provision of this Agreement, any Specified Ancillary Agreement or the Merger Agreement:

(a) after the Effective Time, upon the prior written request by CPLG for specific and identified Information which relates to (x) CPLG or the conduct of the Separated Real Estate Business prior to the Effective Time or (y) any Ancillary Agreement to which LQ Parent and CPLG are parties, as applicable, LQ Parent shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if CPLG is the owner of such originals or has a reasonable need for such originals) in the possession or control of LQ Parent or any of its Affiliates or Subsidiaries; provided, that CPLG shall only use such Information in the conduct of the Separated Real Estate Business and may not sell, gift or otherwise Transfer, or disclose or license, such Information to a third party; provided, further that nothing in this clause (a) shall constitute any grant of any right or license with respect to any Intellectual Property and, except as expressly agreed pursuant to the Management and Franchise Agreement, neither CPLG nor any member of the CPLG Group shall have any right to use any Intellectual Property owned by any member of the LQ Parent Group (whether or not embodied or contained in such Information)

(b) after the Effective Time, upon the prior written request by LQ Parent for specific and identified Information which relates to (x) LQ Parent or the conduct of the LQ Parent Retained Business prior to the Effective Time or (y) any Ancillary Agreement to which CPLG and LQ Parent are parties, as applicable, CPLG shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if LQ Parent is the owner of such originals or has a reasonable need for such originals) in the possession or control of CPLG or any of its Subsidiaries;

provided that, to the extent any originals (other than originals that are owned by the requesting Party) are delivered to any requesting Party pursuant to this Agreement or the Specified Ancillary Agreements, such Party shall, at its own expense, return them to the Party having provided such originals within a reasonable time after the need to retain such originals has ceased.

Section 7.4. Witness Services. Except in the event the Parties are opposing one another in an Action, in which case normal discovery rules shall apply, or for access with respect to Tax matters (to the extent governed by the provisions of the Tax Matters Agreement) at all times from and after the Effective Time for a period of seven (7) years, each of LQ Parent and CPLG shall use its commercially reasonable efforts to make available to the other, upon reasonable written request, its and its Subsidiaries’ former (to the extent practicable), current (to the extent practicable) and future directors, officers, employees, other personnel and agents of such Party as witnesses and any Records or other Information within its control or which it otherwise has the ability to make available (other than materials covered by any Privilege) to the extent that (i) such Persons (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or Records or other Information may reasonably be required to testify, in the case of Persons, or be provided, in the case of Records or Information, in connection with the prosecution or defense of any Action in which the requesting Party may from time to time be involved (except for claims, demands or Actions between members of each Group) and (ii) there is no conflict in the Action between the requesting Party and the requested Party (or any member of their respective Groups). A Party providing a witness to the other Party under this Section 7.4 shall be entitled to receive from the recipient of such witness services, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees who are witnesses or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as witnesses), as may be reasonably incurred and properly paid under applicable Law.

Section 7.5. Reimbursement. Except to the extent otherwise contemplated by this Agreement or any Ancillary Agreement, a Party providing Information or access to Information to the other Party under this Article VII shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses

(which shall not include the costs of salaries and benefits of employees of such Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing), as may be reasonably incurred in providing such Information or access to such Information.

Section 7.6. Confidentiality.

(a) Except with the prior written consent of the Party to whom the Confidential Information relates (which consent may be withheld in such Party’s sole and absolute discretion), each Party shall, and shall cause each of its respective Subsidiaries and the Recipients of such Party and its respective Subsidiaries to (i) hold in strict confidence and (ii) not disclose or, unless otherwise permitted by this Agreement, the Merger Agreement or any Specified Ancillary Agreement, use any and all Confidential Information (as defined herein) concerning or belonging to the other Party; provided, that each Party and its Subsidiaries may disclose Confidential Information (A) to its and their respective Affiliates, officers, employees, agents, auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors (“Recipients”) who have a need to know such Information and are informed of the obligation to hold such Information confidential and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (B) if either Party or any of its respective Affiliates is required or compelled to disclose any such Confidential Information by judicial or administrative process or by other applicable Law or stock exchange rule, (C) as required in connection with any Action by one Party or its Affiliates against the other Party or its Group, (D) as necessary to permit a Party of its Affiliates to prepare and disclose its financial statements, Tax Returns or other required disclosures, (E) as necessary for a Party or its Affiliates to enforce its rights or perform its obligations under this Agreement, the Merger Agreement or any Ancillary Agreement (including as necessary to obtain consents from third parties to any of the transactions contemplated hereby), (F) to Governmental Entities in accordance with applicable procurement regulations and contract requirements or (G) to other Persons in connection with their evaluation of, and negotiating and consummating, a potential strategic transaction, to the extent reasonably necessary in connection therewith, provided an appropriate and customary confidentiality agreement has been entered into with the Person receiving such Confidential Information. If any disclosure requirement for Confidential Information arises pursuant to clause (B) above, each Party, as applicable, shall promptly notify (to the fullest extent permissible by Law) the Party to whom the Confidential Information relates of the existence of such disclosure requirement and shall provide such affected Party a reasonable opportunity to seek an appropriate protective order or other remedy, and reasonably cooperate with such affected Party at the affected Party’s expense in obtaining such order or remedy. In the event that such appropriate protective order or other remedy is not obtained, the Party which faces the disclosure requirement shall furnish only that portion of the Confidential Information that is required to be disclosed and shall reasonably cooperate with such affected Party with any steps taken by such affected Party to ensure that confidential treatment is accorded such Confidential Information.

(b) The Parties agree that irreparable damage may occur in the event that the provisions of this Section 7.6 were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to seek an injunction or injunctions to enforce specifically the terms and provisions hereof, without posting bond or other security, in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(c) For the avoidance of doubt, the disclosure and sharing of Privileged Information shall be governed by Section 7.7 and not by this Section 7.6. The provisions of this Section 7.6 shall survive any expiration or termination of this Agreement.

Section 7.7. Privilege Matters.

(a) Pre-Separation Services. The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the LQ Parent Group and the CPLG Group, and that each of the members of the LQ Parent Group and the CPLG Group should be deemed to be the client with respect to such pre-separation services for the purposes of asserting all privileges, immunities, or other protections from disclosure which may be asserted under applicable Law, including attorney-client privilege, business strategy privilege, joint defense privilege, common interest privilege, and protection under the work-product doctrine (“Privilege”). The Parties shall have a shared Privilege with respect to all Information subject to Privilege (“Privileged Information”) which relates to such pre-separation services. For the avoidance of doubt, Privileged Information within the scope of this Section 7.7 includes, but is not limited to, services rendered by legal counsel retained or employed by either Party (or any member of such Party’s respective Group), including outside counsel and in-house counsel.

(b) Post-Separation Services. The Parties recognize that legal and other professional services will be provided following the Effective Time to each of LQ Parent and CPLG. The Parties further recognize that certain of such post-separation services will be rendered solely for the benefit of LQ Parent or CPLG, as the case may be, while other such post-separation services may be rendered with respect to claims, proceedings, litigation, disputes or other matters which involve both of LQ Parent or CPLG. With respect to such post-separation services and related Privileged Information, the Parties agree as follows:

(i) All Privileged Information relating to any claims, proceedings, litigation, disputes or other matters which involve both of LQ Parent and CPLG shall be subject to a shared Privilege among LQ Parent and CPLG with respect to such claims, proceedings, litigation, disputes or other matters at issue;

(ii) Except as otherwise provided in Section 7.7(b)(i), Privileged Information relating to post-separation services provided solely to one of LQ Parent or CPLG shall not be deemed shared between the Parties, provided, that the foregoing shall not be construed or interpreted to restrict the right or authority of the Parties (x) to enter into any further agreement, not otherwise inconsistent with the terms of this Agreement, concerning the sharing of Privileged Information or (y) otherwise to share Privileged Information without waiving any Privilege which could be asserted under applicable Law; and

(iii) Each of LQ Parent and CPLG shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with Privileged Information which relates solely to the LQ Parent Retained Business or Separated Real Estate Business, as applicable, whether or not the Privileged Information is in the possession of or under the control of LQ Parent or CPLG, as applicable, or the other Party (or its respective Affiliates).

(c) The Parties agree as follows regarding all Privileged Information with respect to which the Parties shall have a shared Privilege under Section 7.7(a) or (b):

(i) Subject to Section 7.7(c)(iii) and (iv), no Party may waive any Privilege which could be asserted under any applicable Law, and in which the other Party has a shared Privilege, without the consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed. Consent shall be in writing, or shall be deemed to be granted unless written objection is made within ten (10) Business Days after written notice by the requesting Party to the Party whose consent is sought;

(ii) If a dispute arises between or among the Parties or their respective Subsidiaries regarding whether a Privilege should be waived to protect or advance the interest of either Party or its Group, each Party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other Party, and shall not unreasonably withhold consent to any request for waiver by the other Party. Each Party specifically agrees that it shall not withhold consent to waive for any purpose except to protect its own, and its Group’s, legitimate interests;

(iii) If, within ten (10) Business Days of receipt by the requesting Party of written objection, the Parties have not succeeded in negotiating a resolution to any dispute regarding whether a Privilege should be waived, and the requesting Party determines that a Privilege should nonetheless be waived to protect or advance its interest, the requesting Party shall provide the objecting Party ten (10) Business Days written notice prior to effecting such waiver. Each Party specifically agrees that failure within ten (10) Business Days of receipt of such notice to commence proceedings in a court of competent jurisdiction to enjoin such disclosure under applicable Law shall be deemed full and effective consent to such disclosure; and

(iv) In the event of any litigation or dispute between or among the Parties, or any members of their respective Groups, either Party may waive a Privilege in which the other Party or member of such Group has a shared Privilege, without obtaining the consent of the other Party; provided, that such waiver of a shared Privilege shall be effective only as to the use of Privileged Information with respect to the litigation or dispute between the Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared Privilege with respect to third parties.

(d) The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of LQ Parent or CPLG as set forth in Sections 7.6 and this Section 7.7, to maintain the confidentiality of Privileged Information and to assert and maintain any applicable Privilege. The access to Information being granted pursuant to Sections 6.5, 7.2 and 7.3 hereof, the agreement to provide witnesses and individuals pursuant to Sections 6.5 and 7.4 hereof, the furnishing of notices and documents and other cooperative efforts contemplated by Section 6.5 hereof, and the transfer of Privileged Information between and among the Parties and their respective Subsidiaries pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Agreement or otherwise.

(e) Notwithstanding any provision to the contrary in this Section 7.7, the Party responsible under the Tax Matters Agreement for controlling a Tax Contest shall have the authority to disclose or not disclose, in its sole discretion, any and all Privileged Information to (i) any Taxing Authority (as defined in the Tax Matters Agreement) conducting a Tax Contest or (ii) third parties in connection with the defense of a Tax Contest, including expert witnesses, accountants and other advisors, potential witnesses and other parties whose assistance is deemed, in the sole discretion of such Party, to be necessary or beneficial to representing the interests of the Parties hereunder.

Section 7.8. Ownership of Information. Any Information owned by one Party or any of its Subsidiaries that is provided to a requesting Party pursuant to this Article VII shall be deemed to remain the property of the providing Party (except to the extent set forth in the definitions of LQ Parent Retained Assets and Separated Real Estate Assets). Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

Section 7.9. Other Agreements. The rights and obligations granted under this Article VII are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in any Specified Ancillary Agreement.

ARTICLE VIII

DISPUTE RESOLUTION

Section 8.1. Negotiation. In the event of a dispute arising out of or in connection with this Agreement (including its interpretation, performance or validity) (collectively, “Agreement Disputes”), the general counsels of the relevant Parties (or such other individuals designated thereby) shall negotiate for a maximum of thirty (30) days (or a mutually-agreed extension) (such period of days, the “Negotiation Period”) from the time of receipt by a Party of written notice of such Agreement Dispute. The relevant Parties shall not assert the defenses of statute of limitations and laches for any delays arising due to the procedures in Sections 8.1 or 8.2.

Section 8.2. Mediation. If the Parties have not timely resolved the Agreement Dispute under Section 8.1, the Parties agree to submit the Agreement Dispute to mediation no later than ten (10) days following the end of the Negotiation Period, with such mediation to be conducted in accordance with the Mediation Procedure of the International Institute for Conflict Prevention and Resolution (“CPR”). The Parties to the Agreement Dispute agree to bear equally the CPR and mediator’s costs. The Parties agree to participate in good faith in the mediation for a maximum of fourteen (14) days (or a mutually agreed extension). If the Parties have not timely resolved the Agreement Dispute pursuant to this Section 8.2, either Party may then bring an action in accordance with Sections 8.3 and 8.4 herein.

Section 8.3. Consent to Jurisdiction. Each Party irrevocably submits to the exclusive jurisdiction of (a) the Court of Chancery of the State of Delaware or (b) if such court does not have subject matter jurisdiction, any other state or federal court located within the County of New Castle in the State of Delaware, to resolve any Agreement Dispute that is not resolved pursuant to Sections 8.1 or 8.2. Any judgment of such court may be enforced by any court of competent jurisdiction. Further, notwithstanding Sections 8.1 and 8.2, either Party may apply to the above courts set forth in Section 8.3(a) and 8.3(b)) above for a temporary restraining order or similar emergency relief during the process set forth in Sections 8.1 and 8.2. Each of the Parties agrees, to the fullest extent permitted by law, that service by U.S. registered mail to such Party’s respective address set forth in Section 10.6 shall be effective service of process for any of the above Actions and irrevocably and unconditionally waives any objection to the laying of venue of any Action in accordance with this Section 8.3. Nothing in this Section 8.3 shall limit or restrict the Parties from agreeing to arbitrate any Agreement Dispute pursuant to mutually-agreed procedures.

Section 8.4. Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING ANY AGREEMENT DISPUTE.

Section 8.5. Confidentiality. All information and communications between the Parties relating to an Agreement Dispute and/or under the procedures in Sections 8.1 and 8.2, shall be considered “Confidential Information” under Section 7.6 herein.

Section 8.6. Continuity of Performance. Unless otherwise agreed in writing, the Parties shall continue to perform under this Agreement and each Ancillary Agreement (other than the Transition Services Agreement, which shall be governed by the terms of such agreement) during the course of dispute resolution under this Article VIII with respect to all matters not subject thereto.

Section 8.7. Ancillary Agreements. The provisions of this Article VIII (including Section 7.6 as referenced herein) and Section 10.17 (Governing Law) shall also apply, mutatis mutandis, to any dispute arising out of or in connection with any Ancillary Agreement (including its interpretation, performance or validity) that does not contain its own dispute resolution provisions. For clarity, for any Specified Ancillary Agreement that contains its own dispute resolution provisions, such provisions shall govern and be interpreted without reference to or incorporation of this Agreement, unless and to the extent such Specified Ancillary Agreement expressly incorporates provisions of this Agreement by reference.

ARTICLE IX

INSURANCE

Section 9.1. Policies and Rights Included Within Assets.

(a) The LQ Parent Retained Assets shall include any and all rights of an insured party under each of the Policies (and, for clarity, LQ Parent shall, both before and after the Effective Time, remain the policy owner of each Policy), subject to the terms of such Policies and any limitations or obligations of LQ Parent contemplated by this Article IX, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses incurred or claimed to have been incurred prior to the Effective Time by either Party in or in connection with the conduct of the LQ Parent Retained Business or, to the extent any claim is made against LQ Parent or any of its Subsidiaries, the conduct of the Separated Real Estate Business, and which claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses may arise out of an insured or insurable occurrence under one or more of such Policies; provided, however, that nothing in this Article IX shall be deemed to constitute (or to reflect) an assignment of such Policies by LQ Parent.

(b) The Separated Real Estate Assets shall include any and all rights of an insured party under each of the Policies (to the extent such rights may be extended to a Person who is not an Affiliate of the insured), subject to the terms of such Policies and any limitations or obligations of CPLG contemplated by this Article IX, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses incurred or claimed to have been incurred prior to the Effective Time by either Party in or in connection with the conduct of the Separated Real Estate Business or, to the extent any claim is made against CPLG or any of its Subsidiaries, the conduct of the LQ Parent Retained Business, and which claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses may arise out of an insured or insurable occurrence under one or more of such Policies.

Section 9.2. Post-Effective Time Claims. If, subsequent to the Effective Time, any Person shall assert a claim against CPLG or any of its Subsidiaries (including where CPLG or its Subsidiaries are joint defendants with other Persons) with respect to any claim, suit, action, proceeding, injury, loss, liability, damage or expense incurred or claimed to have been incurred prior to the Effective Time in or in connection with the conduct of the Separated Real Estate Business and which claim, suit, action, proceeding, injury, loss, liability, damage or expense may arise out of an insured or insurable occurrence under one or more of the Policies, CPLG may act on behalf of all insured parties to assert and manage all claims and to collect any related Insurance Proceeds on behalf of all insured parties under such Policy. CPLG shall have any and all rights of an insured party under such Policy including asserting claims and with respect to such asserted claim, be entitled to rights of indemnity and the right to be defended by or at the expense of the insurer and the right to any applicable Insurance Proceeds thereunder. CPLG shall be responsible for bearing the full amount of the deductible and/or any claims, costs and expenses that are not covered under such insurance policies including that portion of any premium adjustments, tax assessment or similar regulatory surcharges, that relates to the claims the subject of this Section 9.2 and CPLG shall promptly reimburse LQ Parent for any increases in premiums as a result of CPLG’s collection of any Insurance Proceeds.

Section 9.3. Administration; Other Matters.

(a) Administration. Subject to Section 9.9, from and after the Effective Time, except as otherwise provided herein or in any Specified Ancillary Agreement, each of LQ Parent and CPLG shall be responsible for Claims Administration under the Policies with respect to its Insured Claims. Each Party shall provide prompt notice to the other Party of any claims submitted by it or by its Subsidiaries under the Policies. Each Party shall be responsible for any amounts of its respective Insured Claims under the Policies that fall below applicable deductibles or self-insured retentions, and shall be responsible for obtaining or reviewing the appropriateness of releases upon settlement of its respective Insured Claims under the Policies. Neither Party may, without the consent of the other Party (not to be unreasonably withheld or delayed), commute or otherwise terminate any Policies.

(b) Maximization of Insurance Proceeds. Each Party agrees to use commercially reasonable efforts to maximize available coverage under those Policies applicable to it, and to take all commercially reasonable steps to recover from all other responsible parties in respect of an Insured Claim, including, as may be applicable, pursuing recoveries under other insurance policies available to such Party.

Section 9.4. Agreement for Waiver of Conflict and Shared Defense. In the event that Insured Claims of more than one Party exist relating to the same occurrence, and such Insured Claims are not severable from each other and capable of being defended and settled separately (without prejudice to the Insured Claim of the other Party) (such claim, an “Inseparable Insured Claim”), the Parties shall jointly defend and waive any conflict of interest to the extent necessary to the conduct of the joint defense; provided, that either Party may settle any such Inseparable Insured Claim with the consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed). Nothing in this Section 9.4 shall be construed to limit or otherwise alter in any way the obligations of the Parties, including those created by this Agreement, by operation of law or otherwise.

Section 9.5. Agreement for Waiver of Conflict and Insurance Litigation and/or Recovery Efforts. In the event of any Action by either Party (or all of the Parties) to recover or obtain Insurance Proceeds, or to defend against any Action by an insurance carrier to deny any Policy benefits, all Parties may join in any such Action and be represented by joint counsel and all Parties shall waive any conflict of interest to the extent necessary to conduct any such Action. Nothing in this Section 9.5 shall be construed to limit or otherwise alter in any way the obligations of the Parties, including those created by this Agreement, by operation of Law, or otherwise.

Section 9.6. Directors and Officers Liability Insurance; Fiduciary Liability Insurance; Employment Practices Liability Insurance. LQ Parent agrees that, from and after the Distribution Date to the sixth (6th) anniversary of the Effective Time, it will maintain in full force and effect the Policies identified as Directors & Officers Liability Insurance, Excess Directors & Officers Liability Insurance, Fiduciary Liability Insurance and Employment Practices Liability Insurance on Schedule 9.6 (or, through the purchase of extended discovery, the full benefits and coverage of such Policies) and shall not amend the terms of such Policies in a manner materially adverse to any persons covered by such insurance (including, for the avoidance of doubt, any director, officer or employee of CPLG who was a director, officer or employee of LQ Parent or any of its Affiliates prior to the Effective Time). The provisions of this Section 9.6 are intended for the benefit of, and shall be enforceable by, each of the persons covered by those Policies referenced in the preceding sentence,

Section 9.7. No Coverage for Post-Effective Occurrences. CPLG, on behalf of itself and its Subsidiaries, acknowledges and agrees that it will have no coverage under the Policies for acts or events that occur after the Effective Time, except as provided for in any Specified Ancillary Agreement including under the Management and Franchise Agreements pursuant to which LQ Parent (or another member of the LQ Parent Group) makes available to CPLG (or another member of the CPLG Group) coverage under certain Policies to the extent provided for in the applicable Management and Franchise Agreement.

Section 9.8. Cooperation. The Parties agree to use their commercially reasonable efforts to cooperate with respect to the various insurance matters contemplated by this Agreement.

Section 9.9. LQ Parent as General Agent and Attorney-In-Fact. Should the provisions of Sections 9.1 and 9.2 as they pertain to CPLG be challenged and/or fail their purpose, LQ Parent shall act as agent and attorney-in-fact for CPLG and thereby effectuate, on behalf of CPLG, the provisions of Section 9.2 of this Agreement, with CPLG reimbursing LQ Parent for any incremental costs or expenses that LQ Parent will be subject to as a result of acting as agent and attorney-in-fact for CPLG.

Section 9.10. Additional Premiums, Return Premiums and Pro Rata Cancellation Premium Credits. If additional premiums are payable, or return premiums are receivable, on any Policies after the Effective Time as a result of an insurance carrier’s retrospective audit of insured exposure, each of LQ Parent and CPLG shall be responsible for its respective share of any such additional premiums, and shall be entitled to receive its respective share of any such return premiums, that are attributable to a change in its or its Subsidiaries’ insured exposure. If cancellation premium credits are received after the Effective Time in connection with the cancellation of any Policies, each of LQ Parent and CPLG shall be entitled to receive its respective share of such cancellation premium credits.

ARTICLE X

MISCELLANEOUS

Section 10.1. Complete Agreement; Construction. This Agreement, including the Exhibits and Schedules, the Ancillary Agreements and the Merger Agreement, including any related annexes, schedules and exhibits, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail unless specifically provided otherwise in this Agreement. In the event and to the extent that there shall be a conflict between the provisions of (a) this Agreement and the provisions of any Specified Ancillary Agreement or Continuing Arrangement or the Merger Agreement, such Specified Ancillary Agreement or Continuing Arrangement or the Merger Agreement shall control, (b) this Agreement and any Ancillary Agreement which is not a Specified Ancillary Agreement or a Continuing Arrangement, this Agreement shall control, and (c) any Specified Ancillary Agreement and any Ancillary Agreement which is not a Specified Ancillary Agreement, such Specified Ancillary Agreement shall control. Except as expressly set forth in this Agreement, any Ancillary Agreement or the Merger Agreement: (i) all matters relating to Taxes and Tax Returns of the Parties and their respective Subsidiaries shall be governed exclusively by the Tax Matters Agreement; and (ii) for the avoidance of doubt, in the event of any conflict between this Agreement or any Ancillary Agreement, on the one hand, and the Tax Matters Agreement, on the other hand, with respect to such matters, the terms and conditions of the Tax Matters Agreement shall govern.

Section 10.2. Specified Ancillary Agreements. Except as expressly set forth herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Specified Ancillary Agreements or the Merger Agreement.

Section 10.3. Counterparts. This Agreement may be executed in more than one counterpart, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

Section 10.4. Survival of Agreements. Except as otherwise specifically contemplated by this Agreement, any Ancillary Agreement or the Merger Agreement, all covenants and agreements of the Parties contained in this Agreement and each Ancillary Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

Section 10.5. Expenses. Except as otherwise provided (a) in this Agreement (including (i) with respect to costs and expenses incurred after the Effective Time pursuant to Section 2.5(d), (ii) with respect to fees and expenses incurred in the preservation of Records and access to information, responsibility for which is allocated pursuant to Section 7.1, Section 7.4 or Section 7.5, and (iii) with respect to fees and expenses incurred in connection with dispute resolution, responsibility for which is allocated pursuant to Article VIII), (b) in any Specified Ancillary Agreement or (c) in the Merger Agreement, the Parties agree that Transaction Expenses incurred prior to the Effective Time, solely to the extent the same are included in the calculation of accrued but unpaid Transaction Expenses in Section 3.6(c) or (d) (as applicable), shall be paid by LQ Parent. Any expenses incurred by the Parties in connection with the transaction contemplated hereby that are not Transaction Expenses incurred prior to the Effective Time or expenses otherwise referred to in the preceding sentence shall be paid by the Party incurring such expense. The Parties shall use their respective reasonable best efforts to cooperate to minimize such fees, costs and expenses. For the avoidance of doubt, except as expressly set forth in this Agreement, any Specified Ancillary Agreement or the Merger Agreement, each Party shall be responsible for its own internal fees (and reimburse the other Party to the extent such other Party has paid such costs and expenses on behalf of the responsible Party), costs and expenses (e.g., salaries of personnel working in its respective Business) incurred following the Distribution Date in connection with the Plan of Reorganization and the Distribution, including any costs and expenses relating to such Party’s (or any member of its Group’s) Disclosure Documents filed following the Distribution Date in connection with the Plan of Reorganization and the Distribution (including, printing, mailing and filing fees) or any costs and expenses incurred following the Distribution Date with the continued listing of such Party’s common stock on the NYSE following the Distribution.

Section 10.6. Notices. All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service), by registered or certified mail (postage prepaid, return receipt requested) or by e-mail to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.6):

To LQ Parent:

La Quinta Holdings Inc.

909 Hidden Ridge, Suite 600

Irving, Texas 75038

Attn: Mark Chloupek

Email: Mark.Chloupek@LaQuinta.com

Phone: (214) 492-6600

Facsimile: (214) 492-6500

with copies (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attn: Eric M. Swedenburg

Email: ESwedenburg@stblaw.com

Phone: (212) 455-2225

Facsimile: (212) 455-2502

- and -

Wyndham Hotel Group, LLC

22 Sylvan Way

Parsippany, NJ 07054

Attn: Chief Operating Officer

Facsimile: (973) 753-6760

- and -

Wyndham Hotel Group, LLC

22 Sylvan Way

Parsippany, NJ 07054

Attn: General Counsel, Wyndham Hotel Group

Facsimile: (973) 753-6760

To CPLG:

CorePoint Lodging Inc.

909 Hidden Ridge, Suite 600

Irving, Texas 75038

Attn: Mark Chloupek

Email: Mark.Chloupek@LaQuinta.com

Phone: (214) 492-6600

Facsimile: (214) 492-6434

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attn: Eric M. Swedenburg

Email: ESwedenburg@stblaw.com

Phone: (212) 455-2225

Facsimile: (212) 455-2502

Section 10.7. Consents. Any consent required or permitted to be given by any Party to the other Party under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party (and its Group). Notwithstanding the foregoing, no waiver of any provision hereof or consent required or permitted to be given by LQ Parent under this Agreement, or failure of LQ Parent to require performance by any CPLG or any member of its Group of any provision in this Agreement, shall be permitted without the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed).

Section 10.8. Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by either Party hereto without the prior written consent of the other Party and Buyer (provided that, for clarity, a direct or indirect change of control of Buyer will not constitute an assignment by LQ Parent hereunder and a direct or indirect change of control of CPLG will not constitute an assignment of CPLG hereunder), and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void.

Section 10.9. Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.

Section 10.10. Specific Performance. Subject to the provisions of Article VIII, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement (other than the Transition Services Agreement, which shall be governed by the terms of such agreement), the Party who is to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) of its rights under this Agreement or such applicable Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be inadequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties to this Agreement.

Section 10.11. Termination and Amendment. Prior to the Effective Time, this Agreement (including Article VI hereof) may be terminated, modified or amended and the Distribution may be amended, modified or abandoned by and in the sole discretion of LQ Parent upon written notice to CPLG but without the approval of CPLG or the stockholders of LQ Parent; provided, that unless the Merger Agreement has been terminated in accordance with its terms, prior to the Effective Time, any termination of this Agreement and any modification or amendment of this Agreement, any Schedules, Annexes or Exhibits hereto or the Plan of Reorganization shall require the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed). In the event of such termination, no Party shall have any liability of any kind to the other Party or any other Person. Following the Effective Time, this Agreement may not be terminated, modified or amended except by an agreement in writing signed by LQ Parent and CPLG.

Section 10.12. Payment Terms.

(a) Except as expressly provided to the contrary in this Agreement or in any Specified Ancillary Agreement, any amount to be paid or reimbursed by either Party (and/or a member of such Party’s Group), on the one hand, to the other Party (and/or a member of such Party’s Group), on the other hand, under this Agreement shall be paid or reimbursed hereunder within forty-five (45) days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(b) Except as expressly provided to the contrary in this Agreement or in any Specified Ancillary Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within forty-five (45) days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to LIBOR, from time to time in effect, calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

(c) Except as expressly provided to the contrary in this Agreement or in any Specified Ancillary Agreement, a Party (or any member of a Party’s Group) may direct that any payment owed such Party (or member of such Party’s Group) hereunder or under any Ancillary Agreement be paid directly to another member of the same Group.

Section 10.13. Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be Assumed or otherwise performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party at and after the Effective Time, to the extent such Subsidiary remains a Subsidiary of the applicable Party.

Section 10.14. Third Party Beneficiaries. Except (i) as provided in Article VI relating to Indemnitees and for the release under Section 6.1 of any Person provided therein, (ii) as provided in Section 9.6 relating to the directors, officers, employees, fiduciaries or agents provided therein, (iii) for Buyer, who is an intended third party beneficiary of this Agreement (provided, that, for the purposes of this Agreement, in the event that Parent (as defined in the Merger Agreement) assigns its rights in accordance with Section 8.7 of the Merger Agreement to another entity, then Buyer will be deemed to be such assignee) and (iv) as specifically provided in any Ancillary Agreement, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 10.15. Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 10.16. Exhibits and Schedules.

(a) The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Nothing in the Exhibits or Schedules constitutes an admission of any liability or obligation of any member of the LQ Parent Group or CPLG Group or any of their respective Affiliates to any third party, nor, with respect to any third party, an admission against the interests of any member of the LQ Parent Group or CPLG Group or any of their respective Affiliates. The inclusion of any item or liability or category of item or liability on any Exhibit or Schedule is made solely for purposes of allocating potential liabilities among the Parties and shall not be deemed as or construed to be an admission that any such liability exists.

(b) No Party shall, without the prior written consent of the other Party hereto and of Buyer (not to be unreasonably withheld, conditioned or delayed), be entitled to update the Schedules.

Section 10.17. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without reference to any choice-of-law or conflicts of law principles that would result in the application of the laws of a different jurisdiction.

Section 10.18. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.19. Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 10.20. No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances (including with respect to the rights, entitlements, obligations and recoveries that may arise out of one or more of the following Sections: Section 6.2; Section 6.3; and Section 6.4).

Section 10.21. Tax Treatment of Payments. Unless otherwise required by a Final Determination, this Agreement or the Tax Matters Agreement or otherwise agreed to among the Parties, for U.S. federal Tax purposes, any payment made pursuant to this Agreement (other than any payment of interest pursuant to Section 10.12) shall be treated for all Tax purposes as an adjustment to the purchase price in the Contribution Transaction.

Section 10.22. No Waiver. No failure to exercise and no delay in exercising, on the part of either Party, any right, remedy, power or privilege hereunder or under the other Ancillary Agreements shall operate as a waiver hereof or thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Notwithstanding the foregoing, no waiver of any provision hereof required or permitted to be given by a Party under this Agreement shall be permitted without the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed).

Section 10.23. No Admission of Liability. The allocation of Assets and Liabilities herein (including on the Schedules hereto) is solely for the purpose of allocating such Assets and Liabilities among LQ Parent and CPLG and is not intended as an admission of liability or responsibility for any alleged Liabilities vis-a-vis any third party, including with respect to the Liabilities of any non-wholly owned Subsidiary of LQ Parent or CPLG.

Section 10.24. Non-Compete. CPLG will not, and will cause its controlled Affiliates not to, for a period of three (3) years from the Effective Time, own, manage, control, participate in, or in any manner engage in any Competitive Business (as defined below). Nothing herein will prevent CPLG or its Affiliates (collectively) from being a passive owner of not more than 1% of the outstanding stock of any class of a corporation which is engaged in a Competitive Business and which is publicly traded, so long as neither CPLG nor its Affiliates does not participate in the business of such corporation. “Competitive Business” shall mean engaging in (i) the management or franchising of hotels anywhere in the world, or (ii) any other lines of business or services forming part of the LQ Parent Retained Business as of the Effective Time; provided, that, for the avoidance of doubt, nothing in this Section 10.24 shall prohibit the CPLG Group from conducting the Separated Real Estate Business as contemplated by this Agreement. In the event that CPLG or its Affiliates effects the separation of a material portion of its business into one or more entities (each, a “NewCo”), whether existing or newly formed, including by way of spin-off, split-off, carve-out, demerger, recapitalization, reorganization or similar transaction, prior to such separation CPLG shall cause any such NewCo to enter into an agreement with LQ Parent that contains rights and obligations of the Parties that are substantially identical to those set forth in this Section 10.24.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

LA QUINTA HOLDINGS INC.

By:	/s/ Mark M. Chloupek
Name:	Mark M. Chloupek
Title:	Executive Vice President, Secretary and General Counsel

COREPOINT LODGING INC.

By:	/s/ Mark M. Chloupek
Name:	Mark M. Chloupek
Title:	Executive Vice President, Secretary and General Counsel

[Signature Page to Separation and Distribution Agreement]